Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ENLINK MIDSTREAM, LLC,

ENLINK MIDSTREAM MANAGER, LLC,

NOLA MERGER SUB, LLC,

ENLINK MIDSTREAM PARTNERS, LP,

and

ENLINK MIDSTREAM GP, LLC

Dated as of October 21, 2018

i

(Continued)

(Continued)

(Continued)

Exhibits
Exhibit A	—	Form of Support Agreement
Exhibit B	—	Form of Parent Written Consent
Exhibit C	—	Form of GIP Support Agreement
Exhibit D	—	Form of Preferred Restructuring Agreement
Exhibit E	—	Form of Series B Support Agreement
Exhibit F	—	Form of Amended and Restated Partnership Agreement
Exhibit G	—	Form of Amended and Restated Parent Operating Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 21, 2018 (the “Execution Date”), is entered into by and among EnLink Midstream, LLC, a Delaware limited liability company (“Parent”), EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing member of Parent (the “Parent Managing Member”), NOLA Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and EnLink Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Parent, Parent Managing Member, Merger Sub, the Partnership, and the General Partner are referred to herein collectively as the “Parties” and each individually as a “Party.” Certain capitalized terms used in this Agreement are defined in Section 1.1.

WITNESSETH:

WHEREAS, the Conflicts Committee (the “Partnership Conflicts Committee”) of the Board of Directors of the General Partner (the “General Partner Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are fair and reasonable to, and in the best interest of, the Partnership and the Holders of Partnership Unaffiliated Units, (b) approved (such approval constituting “Special Approval” for all purposes under the Partnership Agreement, including Section 7.9(a) thereof), and recommended that the General Partner Board approve, this Agreement, and recommended that the General Partner Board submit this Agreement for the approval of the Holders of Partnership Voting Units, and (c) resolved, and recommended that the General Partner Board resolve, to recommend approval of this Agreement to the Holders of Partnership Voting Units;

WHEREAS, the General Partner Board, acting upon the recommendation of the Partnership Conflicts Committee, has unanimously (a) determined that this Agreement and the Transactions are in the best interest of the Partnership and the Holders of Partnership Unaffiliated Units, (b) approved this Agreement, and resolved to submit this Agreement for the approval of the Holders of Partnership Voting Units, and (c) resolved to recommend approval of this Agreement to the Holders of Partnership Voting Units;

WHEREAS, the Conflicts Committee (the “Parent Conflicts Committee”) of the Board of Directors of Parent Managing Member (the “Parent Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interest of, Parent and the Holders of Parent Public Units, (b) approved (such approval constituting “Special Approval” for all purposes under the Parent Operating Agreement, including Section 7.9(d) thereof), and recommended that the Parent Board approve, this Agreement and the issuance of Parent Common Units pursuant to the Merger (the “Parent Unit Issuance”), and recommended that the Parent Board submit the Parent Unit Issuance for the approval of the Holders of Parent Common Units, and (c) resolved, and recommended that the Parent Board resolve, to recommend approval of the Parent Unit Issuance to the Holders of Parent Common Units;

WHEREAS, the Parent Board, acting upon the recommendation of the Parent Conflicts Committee, has unanimously (a) determined that this Agreement and the Transactions are in the best interest of Parent and the Holders of Parent Public Units, (b) approved this Agreement and the Parent Unit Issuance, and resolved to submit the Parent Unit Issuance for the approval of the Holders of Parent Common Units, and (c) resolved to recommend approval of the Parent Unit Issuance to the Holders of Parent Common Units;

WHEREAS, concurrently with the execution of this Agreement, the Partnership, GIP III Stetson I, L.P., a Delaware limited partnership (“GIP Stetson I”), Parent, Acacia, and EMI, are entering into a Support Agreement, dated as of the Execution Date, in the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which, among other things, each of GIP Stetson I, Acacia, and EMI agrees, in its capacity as a holder of Partnership Voting Units, to vote in favor of this Agreement on the terms and subject to the conditions provided for in the Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, GIP III Stetson II, L.P., a Delaware limited partnership (“GIP Stetson II”), which holds a majority of the Parent Common Units issued and outstanding and entitled to vote on the Parent Unit Issuance (the “Parent Majority Holder”) is executing and delivering (a) an irrevocable written consent in the form attached hereto as Exhibit B (the “Parent Written Consent”) approving the Parent Unit Issuance and (b) a Support Agreement, dated as of the Execution Date, in the form attached hereto as Exhibit C (the “GIP Support Agreement”), pursuant to which, among other things, the Parent Majority Holder agrees, in its capacity as a holder of Parent Common Units, not to amend, modify, withdraw, terminate, or revoke the Parent Written Consent on the terms and subject to the conditions provided for in the GIP Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, all of the Holders of Partnership Series B Units issued and outstanding have entered into a Preferred Restructuring Agreement, dated as of the Execution Date, in the form attached hereto as Exhibit D (the “Preferred Restructuring Agreement”), pursuant to which, among other things, all of the Holders of Partnership Series B Units have approved the Amended and Restated Partnership Agreement; and

WHEREAS, concurrently with the execution of this Agreement, the Partnership, Enfield Holdings, L.P., a Delaware limited partnership (“Enfield”), as the Holder of all of the issued and outstanding Partnership Series B Units, TPG VII Management, LLC, a Delaware limited liability company, WSEP Egypt Holdings, LP, a Delaware limited partnership, and WSIP Egypt Holdings, LP, a Delaware limited partnership, have entered into a Support Agreement, dated as of the Execution Date, in the form attached hereto as Exhibit E (the “Series B Support Agreement”), pursuant to which, among other things, Enfield, has agreed, in its capacity as a Holder of Partnership Series B Units, to vote in favor of this Agreement on the terms and subject to the conditions provided for in the Series B Support Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements, and conditions contained herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Acacia” has the meaning set forth in Section 4.11(a)(i).

“Acquisition Proposal” means any inquiry, proposal, or offer from, or indication of interest in seeking a proposal or offer by, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than any Parent Party or its Affiliates, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of (i) assets of the Partnership Group Entities equal to 20% or more of the consolidated assets of the Partnership Group Entities as of June 30, 2018 or (ii) assets representing 20% or more of the Adjusted EBITDA of the Partnership Group Entities on a consolidated basis for the year ended December 31, 2017, in each case, as reported in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of any class of Equity Interests of the Partnership, whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution, or other similar transaction; provided, however, that an inquiry, proposal, or offer involving the direct or indirect acquisition of beneficial ownership of (x) Equity Interests of Parent not involving the direct acquisition of Equity Interests of the Partnership, (y) Equity Interests of the Partnership held by GIP Stetson I, Acacia, or EMI, or (z) Partnership Series B Units, Partnership Series C Units, or Partnership Common Units issued to the Holders of Partnership Series B Units upon conversion thereof shall not constitute an “Acquisition Proposal.”

“Adjusted EBITDA” has the meaning set forth in the Partnership’s Quarterly Report on Form 10-K for the year ended December 31, 2017.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, that prior to the Closing (a) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the Partnership Group Entities, and (b) with respect to the Partnership Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities, and GIP Stetson I and GIP III Stetson II, L.P., a Delaware limited partnership, and their respective controlling Affiliates. For the purposes of this definition, “control” (including, with its correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (which, in the case of a partnership, means such power and authority with respect to the general partner thereof).

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amended and Restated Parent Operating Agreement” has the meaning set forth in Section 6.3(c).

“Amended and Restated Partnership Agreement” has the meaning set forth in Section 2.2(b).

“Bona Fide Acquisition Proposal” means an unsolicited, written, bona fide Acquisition Proposal that was not received or obtained in material violation of Section 5.5(a).

“Book-Entry Common Unit” has the meaning set forth in Section 2.2(a)(i)(B).

“Business Day” means any day on which commercial banks are generally open for business in Dallas, Texas or New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in Dallas, Texas or New York, New York under the Laws of the State of Texas, the Laws of the State of New York, or the federal Laws of the United States of America, as applicable.

“Certificate of Merger” has the meaning set forth in Section 2.1(c).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” has the meaning set forth in Section 2.3(l).

“Commitments” means, with respect to a Person, (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts or agreements that could require such Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable, or exercisable for, or representing the right to subscribe for any Equity Interest of such Person or owned by such Person; (c) statutory preemptive rights or preemptive rights granted under such Person’s organizational documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to such Person.

“Common Unit Certificate” has the meaning set forth in Section 2.2(a)(i)(B).

“Confidentiality Agreement” means a confidentiality agreement containing customary provisions, including, for the avoidance of doubt, provisions limiting the use and disclosure of the confidential information to be provided thereunder.

“Contract” means any written or oral agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument, or other legally binding arrangement.

“Courts” has the meaning set forth in Section 8.3(b).

“D&O Insurance” has the meaning set forth in Section 5.17(b).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(c).

“EMI” has the meaning set forth in Section 4.11(a)(i).

“Enfield” has the meaning set forth in the recitals to this Agreement.

“EnLink Oklahoma Gas” has the meaning set forth in Section 4.11(a)(ii).

“Environmental Laws” means any Laws relating to protection of the environment or relating to health and safety matters, including the following laws in effect as of the Closing Date, in each case, as amended: (a) the Resource Conservation and Recovery Act; (b) the Clean Air Act; (c) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; (k) the Hazardous Materials Transportation Act; (l) the Occupational Safety and Health Act; and (m) all Laws promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises and any other federal, state, or local Laws that regulate or otherwise pertain to the protection of human health, safety, or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, abatement, migration, storage, release, transportation, disposal, remediation response, manufacture, processing, or distribution of Hazardous Substances that present a threat to human health or the environment.

“Equity Interests” means, with respect to a Person, (a) if such Person is a corporation, any and all shares of capital stock of such Person and any Commitments with respect thereto, (b) if such Person is a partnership, limited liability company, trust, or similar Person, any and all units, interests, or other partnership or limited liability company interests of such Person and any Commitments with respect thereto, and (c) any other direct or indirect ownership or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to a Person, any corporation or other trade or business that would be treated as a single employer with such Person pursuant to Section 414(b) or (c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(c).

“Exchange Ratio” has the meaning set forth in Section 2.2(a)(i)(A).

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“GAAP” has the meaning set forth in Section 1.2.

“General Partner” has the meaning set forth in the preamble of this Agreement.

“General Partner Board” has the meaning set forth in the recitals of this Agreement.

“General Partner LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of July 18, 2018, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“General Partner Membership Interest” means the 100% limited liability company interest in the General Partner.

“General Partner Recommendation” has the meaning set forth in Section 5.4(b).

“GIP Stetson I” has the meaning set forth in the recitals of this Agreement.

“GIP Stetson II” has the meaning set forth in the recitals of this Agreement.

“GIP Support Agreement” has the meaning set forth in the recitals of this Agreement.

“Governmental Authority” means any federal, state, tribal, provincial, municipal, foreign, or other government, governmental court, department, commission, board, bureau, regulatory, or administrative agency or instrumentality.

“Hazardous Substances” means any substance in any physical state, including solid, liquid, or gaseous: (a) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; (b) which is or contains asbestos, polyfluorinated compounds, sulfolane, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; (c) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas, and any mixtures thereof; (d) radioactive material, including naturally occurring radioactive materials, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (e) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property, or a hazard to the environment or to the health or safety of persons on or about any properties.

“Holders” means, when used with reference to Partnership Common Units, Partnership Series B Units, Partnership Series C Units, and/or Parent Common Units, the holders of such units shown from time to time in the registers maintained by or on behalf of the Partnership or Parent, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” means an “Incentive Distribution Right,” as defined in the Partnership Agreement.

“Intellectual Property” means trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents, applications and registrations, and trade secrets.

“Intervening Event” means any material event, development, or change in circumstances that arises or occurs after the date of this Agreement and (a) was not known by or reasonably foreseeable to the General Partner Board or the Partnership Conflicts Committee, as the case may be, as of the Execution Date (or if known, the magnitude or material consequences of which were not known by the General Partner Board or the Partnership Conflicts Committee, as the case may be, as of the Execution Date), and (b) becomes known to or by the General Partner Board or the Partnership Conflicts Committee, as the case may be, prior to obtaining the Partnership Unitholder Approval; provided, however, that in no event shall the following events, developments, or changes in circumstances constitute an “Intervening Event”: (i) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) any event, development, or change in circumstances resulting from any action taken or omitted by the Partnership Group Entities that is required to be taken or omitted by the Partnership Group Entities pursuant to this Agreement, and (iii) any matters generally affecting the industry in which the Partnership operates as a whole, except where the impact on the Partnership Group Entities, taken as a whole, is not materially disproportionate to the impact on similarly situated parties.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as used in this Agreement with respect to a Party, means the actual knowledge of that Party’s designated personnel. The designated personnel for the Parent Parties are set forth on Schedule 1.1(a) of the Parent Disclosure Letter. The designated personnel for the Partnership Parties are set forth on Schedule 1.1(a) of the Partnership Disclosure Letter.

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees, and terms and conditions of any grant of approval, permission, authority, permit, or license of any court, Governmental Authority, statutory body, or self-regulatory authority (including the NYSE).

“Letter of Transmittal” has the meaning set forth in Section 2.3(d).

“Liens” means any mortgage, restriction (including restrictions on voting or transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment, or encumbrance.

“Merger” means the merger of Merger Sub with and into the Partnership, with the Partnership as the sole surviving entity.

“Merger Consideration” has the meaning set forth in Section 2.2(a)(i)(A).

“Merger Sub” has the meaning set forth in the preamble of this Agreement.

“Merger Sub Membership Interest” means the 100% limited liability company interest in Merger Sub.

“NGLs” means natural gas liquids.

“Non-Public Information” has the meaning set forth in Section 5.5(a)(ii).

“Notice” has the meaning set forth in Section 8.2.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments, or certificates executed, adopted or filed in connection with the creation, formation, or organization of such Person, including any amendments thereto.

“Parent” has the meaning set forth in the preamble of this Agreement.

“Parent Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA; and (b) personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, retiree welfare benefit plan, policy, or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit or compensation plan, program, policy, agreement or arrangement which is not described in clause (a) above, in each case, that is sponsored, maintained, or contributed to, or required to be contributed to, by Parent or any of its ERISA Affiliates.

“Parent Board” has the meaning set forth in the recitals of this Agreement.

“Parent Common Units” means the “Common Units,” as such term is defined in the Parent Operating Agreement.

“Parent Conflicts Committee” has the meaning set forth in the recitals of this Agreement.

“Parent Disclosure Letter” means the disclosure letter prepared by the Parent Parties and delivered to the Partnership Parties concurrently herewith.

“Parent Equity Award” has the meaning set forth in Section 2.4(b).

“Parent Fairness Opinion” has the meaning set forth in Section 4.19.

“Parent Financial Advisor” has the meaning set forth in Section 4.19.

“Parent Group Entities” means the Parent Parties and the Parent Subsidiaries.

“Parent Legacy PU Award” has the meaning set forth in Section 2.4(b).

“Parent Long-Term Incentive Plan” means the EnLink Midstream, LLC 2014 Long-Term Incentive Plan, as amended from time to time.

“Parent LTIP Responsible Parties” means the Parent Board, or, if appropriate, the Governance and Compensation Committee of the Parent Board or any other committee of the Parent Board designated under the Parent Long-Term Incentive Plan to serve as the plan’s administrative committee.

“Parent Majority Holder” has the meaning set forth in the recitals of this Agreement.

“Parent Managing Member” has the meaning set forth in the preamble of this Agreement.

“Parent Managing Member Interest” has the meaning set forth in Section 4.5(a)(i).

“Parent Material Adverse Effect” means any change, effect, event, circumstance, or occurrence that, individually or in the aggregate, (a) prevents, delays, or impairs, or has a material adverse effect on, the ability of the Parent Parties to perform their respective obligations under this Agreement or to consummate the Transactions, or (b) has a material adverse effect on or causes a material adverse change in the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Parent Group Entities, taken as a whole; provided, however, that none of the following changes, effects, events, circumstances, or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Parent Material Adverse Effect has occurred: (i) changes, effects, events, circumstances, or occurrences that impact the natural gas gathering, processing, treating, transportation, and storage industries generally, the NGL fractionation, transportation, storage, exportation, and marketing industries generally, or the crude oil and condensate gathering, transportation, stabilization, storage, trans-loading, and marketing industries generally (including any change in the prices of natural gas, NGL, crude oil, or other hydrocarbon products, or industry margins, or any regulatory changes), (ii) changes, effects, events, circumstances, or occurrences in United States or global political or economic conditions or financial markets in general, (iii) acts of war, sabotage, or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement, (iv) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof, (v) any failure of a Parent Group Entity to meet any internal or published projections, estimates, or expectations of such Parent Group Entity’s revenue, earnings, or other financial performance or results of operations for any period, or any failure by Parent to meet its internal budgets, plans, or forecasts of its revenue, earnings, or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account), (vi) any changes in (A) the market price or trading volume of the Parent Common Units (and the associated costs of capital) or (B) the credit rating of any Parent Group Entity (it being understood, in each case, that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account), or (vii) the announcement (in accordance with the terms of this Agreement) of the Transactions and the taking of any actions contemplated by this Agreement; provided that the exception set forth in this clause (vii) shall not apply in connection with any representation or warranty set forth in Section 4.3 or Section 4.4, or any condition insofar as it relates to any such representation or warranty; and provided, further, that, in the case of clauses (i), (ii), (iii), and (iv) the impact on any such Parent Group Entity is not materially disproportionate to the impact on similarly situated Persons in the natural gas gathering, processing, treating, transportation, and storage industries, the NGL fractionation, transportation, storage, exportation, and marketing industries, or the crude oil and condensate gathering, transportation, stabilization, storage, trans-loading, and marketing industries.

“Parent Material Contract” has the meaning set forth in Section 4.12(a).

“Parent Operating Agreement” means the First Amended and Restated Operating Agreement of Parent, dated as of March 7, 2014, as further amended from time to time after the Execution Date in accordance with this Agreement.

“Parent Parties” means Parent, Parent Managing Member and Merger Sub.

“Parent Performance Unit” means a performance-based “Restricted Incentive Unit,” as defined in the Parent Long-Term Incentive Plan.

“Parent Public Units” means Parent Common Units other than the Parent Common Units held directly or indirectly by GIP Stetson II.

“Parent Reimbursement Amount” means all out-of-pocket costs and expenses (including legal fees, accounting fees, financial advisory fees, and other professional and non-professional fees and expenses) incurred by the Parent Group Entities and the Parent Conflicts Committee in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and the Transactions, including (a) the preparation and filing of the Registration Statement, including the joint Proxy/Information Statement constituting a part thereof, (b) the printing and mailing of the joint Proxy/Information Statement, and (c) the preparation and filing of any filings with a Governmental Authority required in connection with the Transactions, including any filings required under the HSR Act, and all other matters related to the Transactions; provided, however, that the expenses for which Parent may be reimbursed pursuant to Section 7.6 shall not exceed $5,000,000.00.

“Parent Replacement Award” has the meaning set forth in Section 2.4(a).

“Parent Replacement Option Award” has the meaning set forth in Section 2.4(a)(iii).

“Parent Replacement PU Award” has the meaning set forth in Section 2.4(a)(ii).

“Parent Replacement RIU Award” has the meaning set forth in Section 2.4(a)(i).

“Parent Restricted Incentive Unit” means a “Restricted Incentive Unit,” as defined in the Parent Long-Term Incentive Plan, other than a Parent Performance Unit.

“Parent SEC Documents” has the meaning set forth in Section 4.8(a).

“Parent Subsidiaries” means the Subsidiaries of Parent, excluding the Partnership and the Partnership Subsidiaries.

“Parent Unit Issuance” has the meaning set forth in the recitals of this Agreement.

“Parent Unitholder Approval” has the meaning set forth in Section 4.17.

“Parent Written Consent” has the meaning set forth in the recitals of this Agreement.

“Partially-Owned Partnership Subsidiaries” means, collectively, EnLink Oklahoma Gas Processing, LP, a Delaware limited partnership, EnLink Ohio Compression, LLC, a Delaware limited liability company, Delaware G&P LLC, a Delaware limited liability company, Delaware Processing LLC, a Delaware limited liability company, Cedar Cove Midstream LLC, a Delaware limited liability company, Ascension Pipeline Company, LLC, a Delaware limited liability company, and Gulf Coast Fractionators, a Texas general partnership.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Agreement” means the Ninth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 21, 2017, as amended by Amendment No. 1 to the Ninth Amendment and Restated Agreement of Limited Partnership of the Partnership, dated as of December 12, 2017, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“Partnership Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA; and (b) personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, retiree welfare benefit plan, policy, or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement, and each other employee benefit or compensation plan, program, policy, agreement, or arrangement which is not described in clause (a) above, in each case, that is sponsored, maintained, or contributed to, or required to be contributed to, by the Partnership or any of its ERISA Affiliates.

“Partnership Common Units” means the “Common Units,” as defined in the Partnership Agreement.

“Partnership Conflicts Committee” has the meaning set forth in the recitals of this Agreement.

“Partnership Disclosure Letter” means the disclosure letter prepared by the Partnership Parties and delivered to the Parent Parties concurrently herewith.

“Partnership Equity Award” has the meaning set forth in Section 2.4(a).

“Partnership Fairness Opinion” has the meaning set forth in Section 3.22.

“Partnership Financial Advisor” has the meaning set forth in Section 3.22.

“Partnership General Partner Interest” has the meaning set forth in Section 3.5(a).

“Partnership Group Entities” means the Partnership and the Partnership Subsidiaries.

“Partnership Indemnified Party” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer, director, or manager of any Partnership Group Entity or the General Partner and (b) any Person (together with such Person’s heirs, executors, and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any Partnership Group Entity or the General Partner as an officer, director, member, general partner, fiduciary, or trustee of another Person; provided that a Person shall not be a Partnership Indemnified Party solely by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodial services.

“Partnership Insurance Policies” has the meaning set forth in Section 3.19.

“Partnership Long-Term Incentive Plan” means the EnLink Midstream GP, LLC Long-Term Incentive Plan, as amended from time to time.

“Partnership LTIP Responsible Parties” means the General Partner Board or, if appropriate, the Compensation Committee of the General Partner Board or other committee of the General Partner designated under the Partnership Long-Term Incentive Plan to serve as the plan’s administrative committee.

“Partnership Material Adverse Effect” means any change, effect, event, circumstance, or occurrence that, individually or in the aggregate, (a) prevents, delays, or impairs, or has a material adverse effect on, the ability of the Partnership Parties to perform their respective obligations under this Agreement or to consummate the Transactions or (b) has a material adverse effect on or causes a material adverse change in the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Partnership Group Entities, taken as a whole; provided, however, that none of the following changes, effects, events, circumstances, or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (i) changes, effects, events, circumstances, or occurrences that impact the natural gas gathering, processing, treating, transportation, and storage industries generally, the NGL fractionation, transportation, storage, exportation, and marketing industries generally, or the crude oil and condensate gathering, transportation, stabilization, storage, trans-loading, and marketing industries generally (including any change in the prices of natural gas, NGL, crude oil, or other hydrocarbon products, or industry margins, or any regulatory changes), (ii) changes, effects, events, circumstances, or occurrences in United States or global political or economic conditions or financial markets in general, (iii) acts of war, sabotage, or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement, (iv) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof, (v) any failure of a Partnership Group Entity to meet any internal or published projections, estimates, or expectations of such Partnership Group Entity’s revenue, earnings, or other financial performance or results of operations for any period, or any failure by the Partnership to meet its internal budgets, plans, or forecasts of its revenue, earnings, or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account), (vi) any changes in (A) the market price or trading volume of the Partnership Common Units (and the associated costs of capital) or (B) the credit rating of any Partnership Group Entity (it being understood, in each case, that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account), or (vii) the announcement (in accordance with the terms of this Agreement) of the Transactions and the taking of any actions contemplated by this Agreement; provided that the exception set forth in this clause (vii) shall not apply in connection with any representation or warranty set forth in Section 3.3 or Section 3.4, or any condition insofar as it relates to any such representation or warranty; and provided, further, that, in the case of clauses (i), (ii), (iii), and (iv), the impact on any such Partnership Group Entity is not materially disproportionate to the impact on similarly situated Persons in the natural gas gathering, processing, treating, transportation, and storage industries, the NGL fractionation, transportation, storage, exportation, and marketing industries, or the crude oil and condensate gathering, transportation, stabilization, storage, trans-loading, and marketing industries.

“Partnership Material Contract” has the meaning set forth in Section 3.13(a).

“Partnership Notice Period” has the meaning set forth in Section 5.5(b)(i).

“Partnership Parties” means the Partnership and the General Partner.

“Partnership Performance Unit” means a performance-based “Restricted Incentive Unit,” as defined in the Partnership Long-Term Incentive Plan.

“Partnership Public Units” means the Partnership Common Units other than the Partnership Common Units held directly or indirectly by the Parent Group Entities or by the Partnership.

“Partnership Reimbursement Amount” means all out-of-pocket costs and expenses (including legal fees, accounting fees, financial advisory fees, and other professional and non-professional fees and expenses) incurred by Partnership Group Entities and the Partnership Conflicts Committee in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and the Transactions, including (a) the preparation and filing of the Registration Statement, including the joint Proxy/Information

Statement constituting a part thereof, (b) the printing and mailing of the joint Proxy/Information Statement, and (c) the solicitation of the approval of the Holders of Partnership Voting Units, and all other matters related to the Transactions; provided, however, that the expenses for which the Partnership may be reimbursed pursuant to Section 7.6 shall not exceed $5,000,000.00.

“Partnership Restricted Incentive Unit” means a “Restricted Incentive Unit,” as defined in the Partnership Long-Term Incentive Plan, other than a Partnership Performance Unit.

“Partnership SEC Documents” has the meaning set forth in Section 3.7.

“Partnership Series B Units” means the “Series B Preferred Units,” as defined in the Partnership Agreement.

“Partnership Series C Units” means the “Series C Preferred Units,” as defined in the Partnership Agreement.

“Partnership Subsidiaries” means the Subsidiaries of the Partnership.

“Partnership Termination Fee” means an amount in cash equal to $55,000,000.

“Partnership Unaffiliated Units” means the Partnership Public Units other than the Partnership Common Units held by GIP Stetson I and its Affiliates.

“Partnership Unit Option” means an “Option,” as defined in the Partnership Long-Term Incentive Plan.

“Partnership Unitholder Approval” has the meaning set forth in Section 3.20.

“Partnership Unitholder Meeting” has the meaning set forth in Section 5.4(a).

“Partnership Units” means, collectively, the Partnership Common Units, the Partnership Series B Units, and the Partnership Series C Units.

“Partnership Voting Units” means, collectively, the Partnership Common Units and the Partnership Series B Units.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Payee” has the meaning set forth in Section 7.6(d).

“Performance Metric Adjustment” means, with respect to any Parent Replacement PU Award or Parent Legacy PU Award, the modification of the performance metric that shall apply to such award, such that, the performance metric, as modified thereunder, shall, on a weighted average basis, (a) continue to relate to the average TSR (as defined in the applicable Parent Replacement PU Award or Parent Legacy PU Award) performance of the Partnership and Parent relative to the TSR performance of Peer Companies (as defined in the applicable Parent Replacement PU Award or Parent Legacy PU Award) in respect of periods preceding the

Effective Time; and (b) relate solely to the TSR performance of Parent relative to the TSR performance of such Peer Companies in respect of periods on and after the Effective Time.

“Permits” means, with respect to any Person, all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits, and authorizations issued or granted by Governmental Authorities that are necessary for the conduct of such Person’s business as now being conducted, or any waivers therefrom.

“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s, or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the assets of the Partnership Group Entities, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by Law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation, or maintenance of the assets of the Partnership Group Entities to which they pertain or the Partnership Parties’ ability to perform their respective obligations hereunder; (d) Liens for Taxes that are not yet due and payable; (e) pipeline, utility, and similar easements and other rights in respect of surface operations; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Partnership Group Entities’ businesses; and (g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities, or interests therein if they are customarily obtained subsequent to the sale or conveyance.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization, or other entity or Governmental Authority.

“Preferred Restructuring Agreement” has the meaning set forth in the recitals of this Agreement.

“Proceeding” means any claim, action, suit, proceeding, arbitration, mediation, investigation, or inquiry by or before any Governmental Authority, arbitral body, or mediator.

“Proxy/Information Statement” has the meaning set forth in Section 5.3(a).

“Receiving Party” has the meaning set forth in Section 5.5(a)(ii).

“Recommendation Change” has the meaning set forth in Section 5.4(b).

“Registration Statement” has the meaning set forth in Section 5.3(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, counsel, accountants, investment bankers, financial advisors, and other representatives.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, releasing, migrating, injecting, dispersal, escaping, leaching, dumping, or disposing.

“Remaining Available Units” means the number of Partnership Common Units that would remain eligible for future grants of awards under the Partnership Long-Term Incentive Plan immediately prior to the Effective Time, assuming all outstanding Partnership Equity Awards that were previously granted thereunder became vested and payable, as and when applicable, to the fullest extent possible (e.g., performance conditions are satisfied at the maximum level) in accordance with the terms of such Partnership Equity Awards.

“Rollover Units” has the meaning set forth in Section 2.4(d).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

“Superior Proposal” means a Bona Fide Acquisition Proposal that either or both of the General Partner Board (upon the recommendation of the Partnership Conflicts Committee) or the Partnership Conflicts Committee has determined in good faith, after consultation with its outside financial and legal advisors, (a) is reasonably likely to be consummated in accordance with its terms, taking into account legal, regulatory, financial, financing, and timing aspects of the proposal, and (b) if consummated, would be more favorable to the Holders of Partnership Unaffiliated Units from a financial point of view than the Merger, taking into account, at the time of determination, any changes to the terms of this Agreement that, as of that time, have been proposed in writing by Parent; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

“Support Agreement” has the meaning set forth in the recitals of this Agreement.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination,” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property, or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative, or add on minimum, estimated, or other similar taxes, duties, levies, customs, tariffs, imposts, or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties, or additions thereto payable to any Governmental Authority in respect thereof.

“Tax Return” means any return, declaration, report, statement, election, claim for refund, or other written document, together with all attachments, amendments, and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Termination Date” has the meaning set forth in Section 7.2(a).

“Transaction Agreements” means this Agreement, the Amended and Restated Partnership Agreement, the Amended and Restated Parent Operating Agreement, the Support Agreement, the GIP Support Agreement, the Series B Support Agreement, and the Preferred Restructuring Agreement.

“Transactions” has the meaning set forth in the recitals of this Agreement.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“Willful Breach” means, with respect to any breach or failure by a Party to perform any of the covenants or other agreements contained in this Agreement, a material breach or failure to perform that is a consequence of an act or intentional omission undertaken by the breaching Party (or in the case of Section 5.5(a)(i) with respect to the Partnership, the consequence of an act or omission of a Subsidiary of the Partnership, or of a Representative of any Partnership Group Entity at the direction of such Partnership Group Entity) with the Knowledge of such Party that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement.

Section 1.2                                   Rules of Construction.  The division of this Agreement into articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein,” and “hereunder” and similar expressions refer to this Agreement (including the Partnership Disclosure Letter and the Parent Disclosure Letter) and not to any particular Article, Section, or other portion hereof.  Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any Party is also a reference to such Party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties that this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. In this Agreement, specific provisions shall prevail over general provisions.  Further, prior drafts of this Agreement, or the fact that any clauses have been added, deleted, or otherwise modified from any prior drafts of this Agreement, shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

ARTICLE II
MERGER

Section 2.1                                   Closing; The Merger.

(a)                                 Closing Date.  Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Parent at 1722 Routh Street, Suite 1300, Dallas, Texas 75201 on the second Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m. Central Time, or such other place, date, and time as may be mutually agreed upon in writing by the Parties; provided, that the Closing shall not occur prior to January 1, 2019. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b)                                 The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease, and the Partnership shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).

(c)                                  Effective Time. Concurrently with or as soon as practicable following the Closing, Parent and the Partnership shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of the DRULPA and the DLLCA, as applicable. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the Parties in writing and specified in the Certificate of Merger (the effective time of the Merger, the “Effective Time”).

Section 2.2                                   Effects of the Merger.

(a)                                 Effect of the Merger on Equity Securities.  Subject in each case to Section 2.3(j), and Section 2.5, at the Effective Time, by virtue of the Merger and without any action on the part of any Party, any Holder of Partnership Common Units, Partnership Series B Units, Partnership Series C Units, or Parent Common Units, or any other Person:

(i)                                     Conversion of Partnership Public Units.

(A)                               Each of the Partnership Public Units outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.15 Parent Common Units, each of which, when issued, shall be validly issued, fully paid, and nonassessable (the “Merger Consideration” and such ratio, the “Exchange Ratio”).

(B)                               Each Partnership Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 2.2(a)(i)(A), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such Partnership Public Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of the Partnership or have any rights with respect to such Partnership Public Units, except the right to receive the Merger Consideration and any distributions to which such former Holder of Partnership Public Units becomes entitled pursuant to Section 2.3(h), and Section 2.3(i) upon the surrender of (1) a certificate that immediately prior to the Effective Time represented such Holder’s Partnership Public Units (a “Common Unit Certificate”), if any, or (2) such Holder’s uncertificated Partnership Public Units represented by book-entry (“Book-Entry Common Units”), in each case, together with a properly completed and duly executed Letter of Transmittal and such other documents as are required in accordance with Section 2.3.

(ii)                                  Treatment of Partnership Series B Units.  All of the Partnership Series B Units issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding and represent a limited partner interest in the Surviving Entity and the terms thereof shall be amended as set forth in the Amended and

Restated Partnership Agreement. No consideration shall be delivered to the Holders of such Partnership Series B Units in respect thereof.

(iii)                               Treatment of Partnership Series C Units.  All of the Partnership Series C Units issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding and represent a limited partner interest in the Surviving Entity. No consideration shall be delivered to the Holders of such Partnership Series C Units in respect thereof.

(iv)                              Treatment of Partnership-Owned and Parent-Owned Partnership Interests.

(A)                               Any Partnership Common Units that are owned immediately prior to the Effective Time by the Partnership shall be automatically canceled and shall cease to exist. No consideration shall be delivered to the Partnership in respect thereof.

(B)                               All of (1) the Partnership Common Units that are owned immediately prior to the Effective Time by the Parent Group Entities and (2) the Partnership General Partner Interest shall be unaffected by the Merger and shall remain outstanding in the Surviving Entity as set forth in the Amended and Restated Partnership Agreement, and such Partnership Common Units and Partnership General Partner Interest shall continue to represent partnership interests in the Surviving Entity. No consideration shall be delivered to the Parent Group Entities or the General Partner in respect thereof.

(C)                               The Incentive Distribution Rights that are owned immediately prior to the Effective Time by the General Partner shall be cancelled and cease to exist. No consideration shall be delivered to the General Partner in respect thereof.

(v)                                 Conversion of Equity of Merger Sub. The Merger Sub Membership Interest issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of common units of the Surviving Entity equal to the number of Partnership Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.2(a)(i), and Parent or its designated wholly owned Subsidiary shall be admitted as, or continue as, a limited partner of the Surviving Entity.

At the Effective Time, the books and records of the Partnership shall be revised to reflect (x) the cancellation and retirement of all Partnership Public Units and (y) the conversion of the Merger Sub Membership Interest to common units of the Surviving Entity, and the existence of the Partnership shall continue without dissolution.

(b)                                 Governing Documents of the Surviving Entity.  At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law, and (ii) the Partnership Agreement shall be amended and restated in its entirety as set forth in the Tenth Amended and Restated Agreement of Limited Partnership of the Partnership, in the form attached hereto as Exhibit F (the “Amended and Restated Partnership Agreement”) and the Amended and Restated Partnership Agreement shall be the limited partnership agreement of the Partnership from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

(c)                                  Other Effects of the Merger.  The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.3                                   Exchange of Partnership Public Units.

(a)                                 Exchange Agent.  Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the “Exchange Agent”) for the purpose of exchanging Common Unit Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Common Units for the Merger Consideration. Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

(b)                                 Exchange Procedures.  Promptly, but in no event more than five Business Days following, the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each Holder of Partnership Public Units as of the Effective Time a Letter of Transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Common Unit Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Common Units to the Exchange Agent) in customary form, with such other provisions as Parent and the Partnership may reasonably agree prior to the Effective Time, including instructions for use in effecting the surrender of Common Unit Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Common Units to the Exchange Agent in exchange for the Merger Consideration.

(c)                                  Deposit.  At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the Holders of the Partnership Public Units, an amount of Parent Common Units (which shall be in non-certificated book-entry form) issuable upon due surrender of the Common Unit Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Common Units, as applicable, pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.3(h) and any Parent Common Units sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time. All book-entry units representing Parent Common Units deposited with, and cash made available to, the Exchange Agent (including pursuant to Section 2.3(j)) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II and such distributions as any Holder of Partnership Public Units may be entitled to receive pursuant to Section 2.3(h) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to Holders of the Partnership Public Units and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of the Holders of the Partnership Public Units in the amount of any such losses.

(d)                                 Exchange.  Each Holder of Partnership Public Units that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto (a “Letter of Transmittal”), Common Unit Certificates (or effective affidavits of loss in lieu thereof), if any, or Book-Entry Common Units and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of Parent Common Units representing, in the aggregate, the whole number of Parent Common Units that such Holder has the right to receive in accordance with the provisions of this Article II and (ii) a check in the amount of such distributions as such Holder has the right to receive pursuant to Section 2.3(h). The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid to each Holder of Partnership Public Units as promptly as practicable after receipt by the Exchange Agent of the Common Unit Certificates (or effective affidavits of loss in lieu thereof), if any, or Book-Entry Common Units and Letter of Transmittal from such Holder in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on unpaid distributions payable to Holders of Partnership Public Units pursuant to Section 2.3(h). Until so surrendered, each such Partnership Public Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. The Merger Consideration paid upon surrender of a Common Unit Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Common Unit shall be deemed to have been paid in full satisfaction of all rights pertaining to the Partnership Public Unit represented thereby.

(e)                                  Other Payees.  If any payment is to be made to a Person other than the Person in whose name the applicable surrendered Common Unit Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Common Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment to a Person other than the registered Holder of the surrendered Common Unit Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Common Unit or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Common Unit Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Common Unit is registered, it shall be a condition to the registration thereof that any surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered Holder of such Common Unit Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Common Unit or establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not payable.

(f)                                   No Further Transfers.  From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Partnership Public Units. From and after the Effective Time, the Holders of Common Unit Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Common Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Partnership Public Units represented thereby except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Common Unit Certificates (or effective affidavits of loss in lieu thereof) or

Book-Entry Common Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(g)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the Holders of Partnership Public Units 12 months after the Effective Time shall be returned to Parent, upon demand, and any such Holder who has not exchanged such Holder’s Partnership Public Units for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such Holder’s Partnership Public Units. Anything to the contrary in this Section 2.3(g) notwithstanding, Parent, the Partnership, and the Surviving Entity shall not be liable to any Holder of Partnership Public Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by any Holder of Partnership Public Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h)                                 Distributions.  No distributions declared or made with respect to Parent Common Units issued in the Merger shall be paid to the Holder of any unsurrendered Common Unit Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Common Unit until such Common Unit Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Common Unit is surrendered as provided in this Section 2.3. Following such surrender, subject to the effect of escheat, Tax, or other applicable Law, Parent shall (i) cause the Exchange Agent to pay to each Holder of a Common Unit Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Unit, without interest, promptly after the time of such surrender, the amount of all distributions, if any, not previously paid to such Holder that are payable in respect of Parent Common Units issued with respect thereto that have a record date after the Effective Time and a payment date on or prior to the date of such surrender, and (ii) at the appropriate payment date, pay to each Holder of Parent Common Units issuable with respect to such Common Unit Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Unit the amount of distributions payable in respect of such Parent Common Units that have a record date after the Effective Time and prior to the date of surrender but with a payment date subsequent to such surrender. For purposes of distributions in respect of Parent Common Units, all Parent Common Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(i)                                     No Further Rights in Partnership Public Units. All Merger Consideration issued upon the surrender of Common Unit Certificates (or effective affidavit of loss in lieu thereof) or Book-Entry Units in accordance with the terms of this Section 2.3 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Partnership Public Units represented thereby, subject, however, to Parent’s obligation, with respect to Partnership Public Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that were declared on or prior to the Effective Time by the Partnership in respect of such Partnership Public Units in accordance with the terms of this Agreement and that remain unpaid at the Effective Time. Prior to the Effective Time, the Partnership shall deposit with the Transfer Agent the aggregate amount of all declared but unpaid distributions payable in respect of Partnership Public Units that have a record date prior to the Effective Time but that have a payment date after the Effective Time, and Parent shall cause the Transfer Agent to pay such distributions to the Partnership Public Unitholder on the payment date of such distributions.

(j)                                    No Fractional Units.  No certificates or scrip representing fractional Parent Common Units shall be issued upon the surrender for exchange of Common Unit Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Common Units. Anything to the contrary in this Article II notwithstanding, all fractional Parent Common Units that a Holder of Partnership Public Units converted pursuant to the Merger would otherwise be entitled to receive as Merger Consideration in the Merger (after taking into account all Common Unit Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Common Units held by such Holder) will be aggregated and then, if a fractional Parent Common Unit results from that aggregation, be rounded up to the nearest whole Parent Common Unit.

(k)                                 Lost, Stolen or Destroyed Certificates.  If any Common Unit Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Unit Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Common Unit Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed certificate the Merger Consideration to be paid in respect of the Partnership Public Unit(s) represented by such Common Unit Certificate as contemplated by this Article II and pay any distributions pursuant to Section 2.3(h).

(l)                                     Withholding Taxes.  Parent, the Partnership and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local, or non-U.S. Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Parent Common Units). To the extent amounts are so withheld and timely paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. If withholding is taken in Parent Common Units, Parent or the Exchange Agent shall be treated as having sold such Parent Common Units for an amount of cash equal to the fair market value of such Parent Common Units at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

(m)                             No Dissenters’ or Appraisal Rights.  No dissenters’ or appraisal rights shall be available with respect to the Transactions.

Section 2.4                                   Equity Incentive Award Matters.

(a)                                 Conversion of Partnership Equity Awards, Etc.  Each award with respect to Partnership Common Units that is outstanding under the Partnership Long-Term Incentive Plan immediately prior to the Effective Time (“Partnership Equity Award”) shall, as of the

Effective Time, automatically and without any action on the part of the holder thereof, be converted into the right to receive a comparable award (“Parent Replacement Award”) with respect to Parent Common Units in accordance with the following:

(i)                                     Each Partnership Equity Award consisting of Partnership Restricted Incentive Units shall, as of the Effective Time, be converted into an award with respect to Parent Common Units pursuant to a Parent Replacement Award (“Parent Replacement RIU Award”) with substantially the same terms that were in effect immediately prior to the Effective Time; provided that such Parent Replacement RIU Award shall relate to a number of Parent Common Units based on the product obtained by multiplying the number of Partnership Common Units subject to such Partnership Equity Award by the Exchange Ratio, rounded up to the nearest whole Parent Common Unit.

(ii)                                  Each Partnership Equity Award consisting of Partnership Performance Units shall, as of the Effective Time, be converted into an award with respect to Parent Common Units pursuant to a Parent Replacement Award (“Parent Replacement PU Award”) with substantially the same terms that were in effect immediately prior to the Effective Time; provided that such Parent Replacement PU Award shall (A) relate to a number of Parent Common Units based on the product obtained by multiplying the number of Partnership Common Units subject to such Partnership Equity Award by the Exchange Ratio, rounded up to the nearest whole Parent Common Unit; and (B) be subject to the Performance Metric Adjustment.

(iii)                               Each Partnership Equity Award consisting of Partnership Unit Options shall, as of the Effective Time, be converted into an award with respect to Parent Common Units pursuant to a Parent Replacement Award (“Parent Replacement Option Award”) with substantially the same terms that were in effect immediately prior to the Effective Time; provided that such Parent Replacement Option Award shall (A) relate to a number of Parent Common Units based on the product obtained by multiplying the number of Partnership Common Units subject to such Partnership Equity Award by the Exchange Ratio, rounded down to the nearest whole Parent Common Unit; and (B) have an exercise price per each applicable Parent Common Unit based on the quotient obtained by dividing the exercise price in respect of a Partnership Common Unit under such Partnership Equity Award by the Exchange Ratio, rounded up to the nearest whole cent.

(iv)                              To the extent applicable with respect to Partnership Equity Awards described in Section 2.4(a)(i) and (ii) and pursuant to this Section 2.4(a)(iv), holders of such Partnership Equity Awards shall, for periods on and after the Effective Time, remain eligible to receive payment of certain Distribution Equivalent Payments (as defined in the applicable award agreements that govern such Partnership Equity Awards) in respect of such Partnership Equity Awards. Such eligibility shall apply with respect to any Distribution Equivalent Payments which (A) have accrued in respect of any General Distributions (as defined in the applicable award agreements that govern such Partnership Equity Awards) that are declared or made prior to the Effective Time, and (B) remain unpaid as of the Effective Time. The payment, if any, of such Distribution Equivalent Payments shall be subject to the terms and conditions of the applicable award agreements that govern such Partnership Equity Awards to the extent such terms and conditions relate to the calculation, vesting, and payment of such Distribution Equivalent

Payments, it being understood that, for periods on and after the Effective Time, such Partnership Equity Awards shall be converted into Parent Replacement Awards in accordance with Section 2.4(a)(i) and (ii), as applicable.

(b)                                 Adjustment of Parent Legacy PU Awards.  Each award with respect to Parent Common Units that is outstanding immediately prior to the Effective Time under the Parent Long-Term Incentive Plan (“Parent Equity Award”) and consisting of Parent Performance Units (“Parent Legacy PU Award”) shall, as of the Effective Time, be subject to substantially the same terms that were in effect immediately prior to the Effective Time; provided that such Parent Legacy PU Award shall be subject to the Performance Metric Adjustment.

(c)                                  Adoption and Restatement of the Partnership Long-Term Incentive Plan.  Prior to the Effective Time, the applicable Partnership LTIP Responsible Parties and Parent LTIP Responsible Parties shall cause Parent to adopt and restate the Partnership Long-Term Incentive Plan, such that, for periods on and after the Effective Time, (i) the Partnership Long-Term Incentive Plan shall be continued by Parent, all obligations thereunder (including the Partnership Equity Awards as converted pursuant to Section 2.4(a)) shall be assumed by Parent, and, subject to this Section 2.4, such plan shall continue in effect in accordance with its terms; (ii) all references to Partnership Common Units in the Partnership Long-Term Incentive Plan shall be substituted with references to Parent Common Units; (iii) all references relating to the Partnership and the General Partner in the Partnership Long-Term Incentive Plan shall, as appropriate, be substituted with references relating to Parent and Parent Managing Member, respectively; (iv) the Partnership Long-Term Incentive Plan shall be frozen, such that no additional grants with respect to the Remaining Available Units, whether in respect of Partnership Common Units or Parent Common Units, shall be made on or after the Effective Time under the Partnership Long-Term Incentive Plan (but may be made in respect of the Parent Long-Term Incentive Plan as further described in Section 2.4(d) below); (v) no participant in the Partnership Long-Term Incentive Plan shall have any right to acquire Partnership Common Units under the Partnership Long-Term Incentive Plan from and after the Effective Time; and (vi) other appropriate provisions are updated in, or added to, the Partnership Long-Term Incentive Plan to reflect, and give effect to, the transactions contemplated by this Section 2.4.

(d)                                 Restatement of the Parent Long-Term Incentive Plan.  Prior to the Effective Time, the applicable Parent LTIP Responsible Parties shall cause Parent to restate the Parent Long-Term Incentive Plan, such that, for periods on and after the Effective Time, (i) the Remaining Available Units shall be converted into, and included among the, Parent Common Units that are available for new grants of Parent Equity Awards under the Parent Long-Term Incentive Plan, which Remaining Available Units shall relate to such number of Parent Common Units that is based on the product obtained by multiplying the number of the Remaining Available Units by the Exchange Ratio, rounded down to the nearest whole Parent Common Unit (“Rollover Units”); (ii) all references relating to the Partnership and the General Partner in the Parent Long-Term Incentive Plan shall, as appropriate, be removed or substituted with references relating to Parent and Parent Managing Member, respectively; and (iii) other appropriate provisions are updated in, or added to, the Parent Long-Term Incentive Plan to reflect, and give effect to, the transactions contemplated by this Section 2.4.

(e)                                  Other Required Actions.  The applicable Partnership LTIP Responsible Parties and Parent LTIP Responsible Parties shall adopt resolutions and take, or cause to be taken, all other actions as and when appropriate, necessary, or required in accordance with applicable Law, NYSE rules, and the terms and conditions of the Partnership Long-Term Incentive Plan and Parent Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to the transactions described in this Section 2.4.

Section 2.5                                   Certain Adjustments.  Anything to the contrary in this Article II notwithstanding (but without in any way limiting the covenants in Section 5.1), if between the date of this Agreement and the Effective Time the number of outstanding the Partnership Common Units or Parent Common Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units, or similar transaction and to provide the Holders of Partnership Public Units the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE PARTNERSHIP PARTIES

The Partnership Parties hereby represent and warrant to the Parent Parties, except as set forth in (x) the Partnership SEC Documents filed with or furnished to the SEC on or after December 31, 2017 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Disclosure Regarding Forward-Looking Statements” or similar heading (other than any factual information set forth under such headings)) or (y) the Partnership Disclosure Letter (it being understood that any information set forth on any Schedule of the Partnership Disclosure Letter shall be deemed to be disclosed with respect to any other section or subsection of this Agreement to which it is reasonably apparent on its face that such information is relevant to other sections or subsections of this Agreement), as follows:

Section 3.1                                   Organization; Qualification.

(a)                                 The Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease, and operate its properties and to carry on its business as now conducted. The Partnership is duly qualified, registered, or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered, or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)                                 The General Partner is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as now conducted. The General Partner is duly qualified, registered, or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered, or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)                                  Each of the Partnership Subsidiaries is a corporation, limited liability company, or limited partnership, as applicable, duly organized, validly existing, and in good standing under the laws of its state of organization and has all requisite corporate, limited liability company, or limited partnership, as applicable, power and authority to own, lease, and operate its properties and to carry on its business as now conducted. Each of the Partnership Subsidiaries is duly qualified, registered, or licensed to do business as a foreign corporation, limited liability company, or limited partnership, as applicable, and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered, or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.2                                   Authority; Enforceability.

(a)                                 Each of the Partnership Parties has full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and, subject to receipt of the Partnership Unitholder Approval, to consummate the Transactions and the transactions contemplated by such other Transaction Agreements and to perform all of the obligations to be performed by it hereunder and thereunder. Subject to receipt of the Partnership Unitholder Approval, the execution and delivery of this Agreement and the other Transaction Agreements to which such Partnership Party is a party and the consummation of the Transactions and the transactions contemplated by such other Transaction Agreements and the performance of all of the obligations hereunder and thereunder to be performed by such Partnership Party have been duly and validly authorized by such Partnership Party, and except for the Partnership Unitholder Approval, no other limited liability company or limited partnership, as applicable, proceedings on behalf of such Partnership Party are necessary to authorize this Agreement and the other Transaction Agreements to which it is a party, to consummate the Transactions and the transactions contemplated by such other Transaction Agreements or to perform all of the obligations to be performed by it hereunder and thereunder. The General Partner Board has (i) determined that this Agreement and the Transactions are in the best interest of the Partnership and the Holders of Partnership Unaffiliated Units, (ii) approved this Agreement, and (iii) resolved to recommend that the Holders of Partnership Voting Units vote to approve this Agreement.

(b)                                 This Agreement has been, and the other Transaction Agreements to which each Partnership Party is a party, when executed, have been or will be, duly executed and delivered by or on behalf of such Partnership Party, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding agreement of such Partnership Party, enforceable against it in accordance with its and their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)                                  The General Partner, for and on behalf of the Partnership, has taken all necessary action so that any Takeover Laws applicable to any Partnership Group Entity do not, and will not, apply to this Agreement or the other Transaction Agreements or the consummation of the Transactions or the transactions contemplated by the other Transaction Agreements.

Section 3.3                                   Non-Contravention.  The execution, delivery, and performance by the Partnership Parties of this Agreement and the other Transaction Agreements to which any Partnership Party is a party, and the consummation by the Partnership Parties of the Transactions and the transactions contemplated by such other Transaction Agreements, does not and will not: (a) subject to obtaining the Partnership Unitholder Approval, violate, conflict with, result in any breach of, or require the consent of any Person under any provision of the Organizational Documents of any Partnership Group Entity; (b) conflict with or violate any applicable Law; (c) conflict with, result in a breach of, constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give rise to any right of termination, cancellation, suspension, or amendment under (whether with notice or lapse of time or both), or require any consent, authorization or approval under, any of the terms, conditions or provisions of any Contract to which any Partnership Group Entity is a party or by which any property or asset of any Partnership Group Entity is bound or affected; or (d) constitute (whether with notice or lapse of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any Partnership Group Entity, except, in the cases of clauses (b), (c) and (d), for those items which, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.4                                   Consents.  No notice to or consent, approval, license, permit, order, or authorization of any Governmental Authority or other Person is required to be obtained or made by any Partnership Party in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements to which such Partnership Party is a party, or the consummation of the Transactions and the transactions contemplated by the other Transaction Agreements, except (a) the filing of the Registration Statement, including the Proxy/Information Statement constituting a part thereof, with the SEC, (b) such filings as may be required under applicable state and federal securities Laws, (c) the filing of a Notification and Report Form pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder and any other filings required under the HSR Act, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (e) such notices, consents, approvals, licenses, permits, orders, or authorizations as have been waived or obtained or with respect to which the time for asserting such right has expired, or (f) for those notices, consents, approvals, licenses, permits, orders, or authorizations which, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect (including such consents, approvals, licenses, permits, orders, or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.5                                   Capitalization.

(a)                                 Capitalization of the Partnership.

(i)                                     As of September 30, 2018, there were issued and outstanding (A) 353,098,287 Partnership Common Units, (B) 57,886,596 Partnership Series B Units, (C) 400,000 Partnership Series C Units, (D) the general partner interest in the Partnership (the “Partnership General Partner Interest”), (E) the Incentive Distribution Rights, (F) 2,596,627 Partnership Restricted Incentive Units, (G) 451,669 Partnership Performance Units (assuming, for purposes of this Section 3.5(a)(i), that any vesting and payout thereof would correspond with the attainment of the target performance level (as described in the applicable award agreements that relate to such Partnership Performance Units)), and (H) 50,939 Partnership Unit Options. As of September 30, 2018, there were 3,400,120 Partnership Common Units remaining available with respect to which additional awards may be granted under the General Partner Long-Term Incentive Plan (assuming, for purposes of this Section 3.5(a)(i), that any vesting and payout of the Partnership Performance Units described in clause (G) above would correspond with the attainment of the target performance level (as described in the applicable award agreements that relate to such Partnership Performance Units)). All of such Partnership Common Units, Partnership Series B Units, Partnership Series C Units, and Incentive Distribution Rights, and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607, and 17-804 of the DRULPA). The Partnership General Partner Interest has been duly authorized and validly issued in accordance with the Partnership Agreement.

(ii)                                  Except (x) as set forth above in this Section 3.5(a), and (y) for the vesting and/or settlement, or the acceleration of the vesting and/or settlement, of Partnership Restricted Incentive Units, Partnership Performance Units, and Partnership Unit Options set forth above in this Section 3.5(a), there are (A) no authorized or outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or otherwise) to purchase or otherwise acquire from the Partnership any partnership interests of the Partnership, (B) no commitments on the part of the Partnership to issue partnership interests, subscriptions, warrants, options, convertible securities, or other similar rights, and (C) no partnership interests of the Partnership reserved for issuance for any such purpose. The Partnership has no obligation (contingent or other) to purchase, redeem, or otherwise acquire any of its partnership interests. Except as set forth on Schedule 3.5(a) of the Partnership Disclosure Letter or in this Agreement, the Support Agreement, the Series B Support Agreement, or the Partnership Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, or proxy relating to any partnership interests of the Partnership.

(b)                                 Capitalization of the General Partner.  As of the Execution Date, the only issued and outstanding limited liability company interest of the General Partner is the General Partner Membership Interest. The limited liability company interest represented by the General

Partner Membership Interest has been duly authorized and validly issued in accordance with the General Partner LLC Agreement and are fully paid (to the extent required under the General Partner LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). Except as set forth above in this Section 3.5(b), there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or otherwise) to purchase or otherwise acquire from the General Partner any limited liability company interests of the General Partner, (ii) no commitments on the part of the General Partner to issue limited liability company interests, subscriptions, warrants, options, convertible securities, or other similar rights, and (iii) no limited liability company interests of the General Partner reserved for issuance for any such purpose. The General Partner has no obligation (contingent or other) to purchase, redeem, or otherwise acquire any of its limited liability company interests. Except as set forth on Schedule 3.5(b) of the Parent Disclosure Letter or in this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, or proxy relating to any limited liability company interests of the General Partner.

(c)                                  Ownership and Capitalization of the Partnership Subsidiaries.  As of the Execution Date:

(i)                                     the Partnership owns, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock, limited liability company interests or partnership interests, as applicable, of each of the Partnership Subsidiaries other than the Partially-Owned Partnership Subsidiaries. The Partnership’s ownership, whether direct or indirect and whether beneficially or of record, of the issued and outstanding capital stock, limited liability company interests or partnership interests, as applicable, of each Partially-Owned Partnership Subsidiary is set forth on Schedule 3.5(c) of the Partnership Disclosure Letter, along with the names of each other Person owning issued and outstanding capital stock, limited liability company interests or partnership interests, as applicable, of each such Partially-Owned Partnership Subsidiary, and the ownership of each such other Person in such Partially-Owned Partnership Subsidiary;

(ii)                                  all of the capital stock, limited liability company interests or partnership interests, as applicable, of each Partnership Subsidiary owned, directly or indirectly, by the Partnership, have been duly authorized and validly issued in accordance with the Organizational Documents of such Partnership Subsidiary, and are fully paid (to the extent required under the Organizational Documents of such Partnership Subsidiary) and nonassessable (except (x) in the case of a limited liability company interest in a Delaware limited liability company, as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, (y) in the case of a limited partner interest in a Delaware limited partnership, as such nonassessability may be affected by Sections 17-303, 17-607, and 17-804 of the DRULPA, and (z) in the case of a limited liability company interest or limited partner interest in a limited liability company or limited partnership, as applicable, formed under the Laws of another domestic state, as such nonassessability may be affected by similar provisions of such state’s limited liability company or limited partnership, as applicable, statute); and

(iii)                               (A) there are (1) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from any Partnership Subsidiary any capital stock, limited liability company interests, or partnership interests, as applicable, of such Partnership Subsidiary, (2) no commitments on the part of any Partnership Subsidiary to issue capital stock, limited liability company interests, or partnership interests, as applicable, subscriptions, warrants, options, convertible securities, or other similar rights, and (3) no capital stock, limited liability company interests, or partnership interests, as applicable, of any Partnership Subsidiary reserved for issuance for any such purpose; (B) no Partnership Subsidiary has any obligation (contingent or other) to purchase, redeem, or otherwise acquire any of its capital stock, limited liability company interests, or partnership interests, as applicable; and (C) there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, or proxy relating to any capital stock, limited liability company interests, or partnership interests, as applicable, of any Partnership Subsidiary.

(d)                                 Ownership of Partnership General Partner Interest and Incentive Distribution Rights.  As of the Execution Date, the General Partner owns, beneficially and of record, the Partnership General Partner Interest and the Incentive Distribution Rights. The General Partner owns no Equity Interests in any other Person other than the Partnership General Partner Interest and the Incentive Distribution Rights.

Section 3.6                                   Compliance with Laws.  Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment, and labor matters, and Laws relating to regulatory matters, which are the subject of Section 3.12, Section 3.15, Section 3.16, Section 3.17, and Section 3.18, respectively, each Partnership Group Entity is in compliance with all applicable Laws, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.7                                   Partnership SEC Documents; Financial Statements.

(a)                                 The Partnership has furnished or filed all reports, schedules, forms, statements, certifications, and other documents (including exhibits, amendments, and supplements thereto) required to be furnished or filed by it with the SEC since December 31, 2017 (such reports, schedules, forms, statements, certifications and other documents filed since December 31, 2017 and prior to the Execution Date, the “Partnership SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Partnership SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing), none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents.

(b)                                 The audited and unaudited consolidated financial statements (including any related notes thereto) included in the Partnership SEC Documents have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership Group Entities at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(c)                                  The Partnership maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Partnership, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial officer of the Partnership by others within those entities; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. The Partnership maintains internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Partnership’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the audit committee of the General Partner Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls.

Section 3.8                                   Undisclosed Liabilities.  Except as set forth in the Partnership SEC Documents, there are no liabilities or obligations of any Partnership Group Entity of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative, or permitting agency proceedings, or arising under contract, or otherwise, other than those liabilities and/or obligations (or such facts and circumstances) (i) incidental to the existence and status of any such Partnership Group Entity as a corporation, limited partnership, or limited liability company, as applicable, under the applicable Laws of its state of organization, such as annual fees owed to such state and fees owed to any registered agent, or (ii) which, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.9                                   Absence of Certain Changes.  Except as expressly contemplated by this Agreement, since December 31, 2017 (a) through the Execution Date, the Partnership Group Entities have operated their respective businesses only in the ordinary course of business in all material respects and consistent with past practice (except as contemplated by this Agreement) and (b) there has been no Partnership Material Adverse Effect.

Section 3.10                            Title to Properties and Assets.  Each of the Partnership Group Entities has good (and with respect to real property, indefeasible) title to, or valid leasehold or other interests in, as applicable, all real and personal property described in the Partnership SEC Documents, as owned, leased, or used and occupied by such Partnership Group Entity, free and clear of all Liens, except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (b) Permitted Liens. At and immediately following the Closing, the assets owned or held for use by the Partnership Group Entities will constitute all of the material assets and properties used to enable the Partnership Group Entities to conduct their respective businesses in substantially the same manner as conducted by the Partnership Group Entities as of the Execution Date.

Section 3.11                            Intellectual Property.  Except as would not reasonably be expected to have a Partnership Material Adverse Effect, (a) the Partnership Group Entities own or have the right to use pursuant to a license, sublicense, agreement, or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted; (b) no third party has asserted against any Partnership Group Entity an unresolved claim that any Partnership Group Entity is infringing on the Intellectual Property of such third party; (c) to the Knowledge of the Partnership, the operation of the business of the Partnership Group Entities as presently conducted does not infringe on the Intellectual Property owned by any third party; (d) no Partnership Group Entity has asserted against any Person an unresolved claim that such third party is infringing on the Intellectual Property owned by the Partnership Group Entities; and (e) to the Knowledge of the Partnership, no third party is infringing on the Intellectual Property owned by the Partnership Group Entities.

Section 3.12                            Environmental Matters.  Except for matters that would not reasonably be expected to have a Partnership Material Adverse Effect: (a) each of the Partnership Group Entities is and, during the relevant time periods specified in all applicable statutes of limitations, has been, in compliance with all applicable Environmental Laws; (b) none of the Partnership Group Entities nor any of their properties or operations is subject to any pending or, to the Knowledge of the Partnership, threatened Proceeding arising under any Environmental Law, nor has any Partnership Group Entity received any pending notice, order, or complaint from any Governmental Authority alleging a violation of or liability arising under any Environmental Law; and (c) there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties owned by the Partnership Group Entities, from or in connection with the Partnership Group Entities’ operations or for which any of the Partnership Group Entities have assumed contractual liability, in each case in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

Section 3.13                            Material Contracts.

(a)                                 Except for this Agreement or as publicly filed or furnished with the SEC prior to the Execution Date, none of the Partnership Group Entities is a party to or bound by, as of the Execution Date, any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to the Partnership (each Contract described in this Section 3.13(a), a “Partnership Material Contract”).

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, with respect to each Partnership Group Entity: (i) each Partnership Material Contract to which such Partnership Group Entity is a party is legal, valid, and binding on and enforceable against such entity, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity), and in full force and effect; (ii) each Partnership Material Contract to which such Partnership Group Entity is a party will continue to be legal, valid, and binding on and enforceable against such entity, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity), and in full force and effect on identical terms following the consummation of the Transactions and the transactions contemplated by the other Transaction Agreements; (iii) such Partnership Group Entity that is a party to each Partnership Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by such Partnership Group Entity, or permit the cancellation, termination, modification, amendment, acceleration, or suspension of such Partnership Material Contract; and (iv) to the Knowledge of such Partnership Group Entity, no other party to any Partnership Material Contract is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by such other party, or permit the cancellation, termination, modification, amendment, acceleration, or suspension of such Partnership Material Contract nor has any other party repudiated any provision of such Partnership Material Contract.

Section 3.14                            Legal Proceedings.  Except with respect to Proceedings (x) arising under Environmental Laws which are the subject of Section 3.12 or (y) arising with respect to Tax matters which are the subject of Section 3.16, there are no Proceedings pending or, to the Knowledge of the Partnership, threatened against the Partnership Group Entities, except such Proceedings as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.15                            Permits.  The Partnership Group Entities have all Permits (including Permits issued pursuant to or required by Environmental Laws) as are necessary to use, own and operate their assets and businesses in the manner in which such assets or businesses, as the case may be, are currently used, owned and operated by the Partnership Group Entities, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  All Permits are held by the Partnership Group Entities and are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. The Partnership Group Entities have complied with all terms and conditions of the Permits held by them, and no suspension or cancellation of any Permit is pending or, to the Knowledge of the Partnership, threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. The Permits held by the Partnership Group Entities will not be subject to suspension, modification, revocation, or non-renewal as a result of the execution and delivery of this Agreement or the other Transaction Agreements or the consummation of the Transactions or the transactions contemplated by the other Transaction Agreements, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Partnership, threatened with respect to any alleged failure by the Partnership Group Entities to have any Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

Section 3.16                            Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(a)                                 All Tax Returns required to be filed with respect to each of the Partnership Group Entities have been filed and all Tax Returns of each of the Partnership Group Entities are complete and correct in all material respects and all Taxes due relating to each of the Partnership Group Entities have been paid in full. There is no claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any Partnership Group Entity for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to any of the Partnership Group Entities.

(b)                                 All Taxes required to be withheld, collected, or deposited by or with respect to each of the Partnership Group Entities have been timely withheld, collected, or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(c)                                  There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for payment or assessment of any Tax of, or any Taxes associated with the ownership or operation of the assets of, any Partnership Group Entity.

(d)                                 None of the Partnership Group Entities has engaged in a transaction that would be reportable by or with respect to any Partnership Group Entity pursuant to Treasury Regulation Section 1.6011-4 or any predecessor thereto.

(e)                                  There are no Liens on any of the assets of any Partnership Group Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(f)                                   None of the Partnership Group Entities has been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g)                                  The Partnership has not elected to be treated as a corporation for federal Tax purposes. The Partnership qualifies as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and at least 90% of the gross income of the Partnership for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.17                            Employee Benefits; Employment and Labor Matters.

(a)                                 Except for matters that would not reasonably be expected to have a Partnership Material Adverse Effect:

(i)                                     each Partnership Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code, and all other applicable Laws, and the terms of all applicable collective bargaining agreements;

(ii)                                  there do not now exist, nor do any circumstances exist that could result in, any liabilities under or arising with respect to (A) Title IV of ERISA, (B) Section 302 of ERISA, or (C) Sections 412 and 4971 of the Code; and

(iii)                               as to any Partnership Benefit Plan intended to be qualified under Section 401 of the Code, such Plan has received a favorable determination letter, advisory letter, or opinion letter, as applicable, from the IRS to such effect and, to the Knowledge of the Partnership, no fact, circumstance, or event has occurred or exists since the date of such letter that would reasonably be expected to adversely affect the qualified status of any such Partnership Benefit Plan.

(b)                                 Except as would not reasonably be expected to have a Partnership Material Adverse Effect, neither the consummation of the Transactions nor the consummation of the transactions contemplated by the other Transaction Agreements will result in a nondeductible expense of the Partnership or any of its Affiliates under Section 280G of the Code. Further, no gross-up tax payment shall be owed or made by the Partnership or any of its Affiliates with respect to any tax payment due under Section 4999 of the Code as a result of the Transactions or the transactions contemplated by the other Transaction Agreements.

(c)                                  Neither the execution and delivery of this Agreement or any other Transaction Agreement to which the Partnership or any of its Affiliates is a party nor the consummation of the Transactions or the transactions contemplated by the other Transaction Agreements will (i) result in any payment (including severance, unemployment compensation, retention, parachute, bonus, or otherwise) becoming due to any officer, director, employee, or consultant of any Partnership Group Entity or Affiliate thereof; (ii) materially increase any benefits otherwise payable by any Partnership Group Entity or Affiliate thereof; or (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits.

(d)                                 Except as would not reasonably be expected to have a Partnership Material Adverse Effect, each of the Partnership Group Entities (i) is in compliance with all applicable Laws regarding labor and employment, including all Laws relating to employment discrimination, labor relations, payment of wages and overtime, leaves of absence, employment tax and social security, classification of employees and independent contractors, occupational health and safety, data privacy, and immigration; (ii) is not subject to any material disputes or audits pending, or, to the Knowledge of the Partnership, threatened, by any of its prospective, current, or former employees, independent contractors, or any Governmental Authority relating to the engagement of employees or independent contractors by any Partnership Group Entity or related to any Partnership Benefit Plan (except for routine undisputed claims for benefits); and (iii) is not subject to any material judgment, order, or decree with or relating to any present or former employee, independent contractor, or any Governmental Authority relating to claims of discrimination, wage, or hour practices, or other claims in respect to employment or labor practices and policies.

(e)                                  Except as would not reasonably be expected to have a Partnership Material Adverse Effect, (i) none of the Partnership Group Entities is a party to or bound by or negotiating any collective bargaining agreement or other agreement with any labor union, nor has any of them experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past two years, and (ii) to the Knowledge of the Partnership, there are no current union representation questions or petitions or organizing campaigns involving employees of any Partnership Group Entity.

Section 3.18                            Regulatory Matters.  No Partnership Group Entity is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 3.19                            Insurance.  Except as would not reasonably be expected to have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverage and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation, and storage industries, the NGL fractionation, transportation, storage, exportation, and marketing industries, and the crude oil and condensate gathering, transportation, stabilization, storage, trans-loading, and marketing industries, (b) each such insurance policy under which any Partnership Group Entity is an insured or otherwise the principal beneficiary of coverage (collectively, the “Partnership Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and such Partnership Group Entity is in compliance with the terms and conditions of such Partnership Insurance Policy; (c) no Partnership Group Entity is in breach or default under any Partnership Insurance Policy; (d) no event has occurred which, with notice or lapse of time or both, would constitute such breach of default, or permit termination or modification, under any Partnership Insurance Policy; and (e) no notice of cancellation, material premium increase of, or indication of an intention not to renew, any Partnership Insurance Policy has been received by the Partnership Group Entities other than in the ordinary course of business.

Section 3.20                            Required Vote of the Partnership Unitholders.  The affirmative vote of the Holders of at least a majority of the Partnership Common Units and the Partnership Series B Units issued and outstanding and entitled to vote on the approval of this Agreement, voting together as a single class (the “Partnership Unitholder Approval”), is the only vote or approval of holders of Equity Interests in the Partnership necessary to approve this Agreement.

Section 3.21                            Brokers’ Fee.  No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Partnership Parties.

Section 3.22                            Opinion of Financial Advisor.  The Partnership Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”) to the effect that, as of the Execution Date, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by the Partnership Financial Advisor in rendering such opinion, the Exchange Ratio is fair, from a financial point of view, to the Holders of Partnership Common Units other than the General Partner, Parent, GIP Stetson I, and their respective Affiliates (the “Partnership Fairness

Opinion”).  The Partnership has been authorized by the Partnership Financial Advisor to reproduce the Partnership Fairness Opinion in the Registration Statement, including the joint Proxy/Information Statement constituting a part thereof.

Section 3.23                            Waivers and Disclaimers.  ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT NOTWITHSTANDING, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTNERSHIP PARTIES IN THIS AGREEMENT, SUCH PARTIES HAVE NOT MADE, AND DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The Parent Parties hereby represent and warrant to the Partnership Parties, except as set forth in (x) the Parent SEC Documents filed with or furnished to the SEC on or after December 31, 2017 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Disclosure Regarding Forward-Looking Statements” or similar heading (other than any factual information set forth under such headings)) or (y) the Parent Disclosure Letter (it being understood that any information set forth on any Schedule of the Parent Disclosure Letter shall be deemed to be disclosed with respect to any other section or subsection of this Agreement to which it is reasonably apparent on its face that such information is relevant to other sections or subsections of this Agreement), as follows:

Section 4.1                                   Organization; Qualification.

(a)                                 Parent is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as now conducted. Parent is duly qualified, registered, or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered, or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Parent Managing Member is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as now conducted. Parent Managing Member is duly qualified, registered, or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered, or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  Each of the Parent Subsidiaries, including Merger Sub, is a corporation or limited liability company, as applicable, duly organized, validly existing, and in good standing under the laws of its state of organization and has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Parent Subsidiaries, including Merger Sub, is duly qualified, registered, or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered, or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2                                   Authority; Enforceability.

(a)                                 Each of the Parent Parties has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and, after giving effect to the Parent Written Consent, to consummate the Transactions and the transactions contemplated by such other Transaction Agreements and to perform all of the obligations to be performed by it hereunder and thereunder. After giving effect to the Parent Written Consent, the execution and delivery of this Agreement and the other Transaction Agreements to which such Parent Party is a party and the consummation of the Transactions and the transactions contemplated by such other Transaction Agreements and the performance of all of the obligations hereunder and thereunder to be performed by such Parent Party have been duly and validly authorized by such Parent Party, and no other limited liability company proceedings on behalf of such Parent Party are necessary to authorize this Agreement and the other Transaction Agreements to which it is a party, to consummate the Transactions and the transactions contemplated by such other Transaction Agreements or to perform all of the obligations to be performed by it hereunder and thereunder. The Parent Board has (i) determined that this Agreement and the Transactions are in the best interest of Parent and the Holders of Parent Public Units, (ii) approved this Agreement and the Parent Unit Issuance, (iii) resolved to recommend that the Holders of Parent Common Units vote or consent to approve the Parent Unit Issuance, and (iv) authorized the taking of action by written consent of the Holders of the Parent Common Units with respect to the Parent Unit Issuance pursuant to Section 13.11 of the Parent Operating Agreement.  Concurrently with the execution of this Agreement, the Parent Written Consent is being executed and delivered by the Parent Majority Holder, and such Parent Written Consent is effective and irrevocable for all purposes of applicable Law and the Parent Operating Agreement.  Pursuant to the Parent Written Consent, the Parent Majority Holder, which holds a majority of the Parent Common Units issued and outstanding and entitled to vote on the Parent Unit Issuance, is approving the issuance of the Merger Consideration for purposes of Rule 312.03(c) of the NYSE Listed Company Manual.

(b)                                 This Agreement has been, and the other Transaction Agreements to which each Parent Party is a party, when executed, have been or will be, duly executed and delivered by or on behalf of such Parent Party, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding agreement of such Parent Party, enforceable against it in accordance with its and their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)                                  Parent Managing Member, for and on behalf of Parent, has taken all necessary action so that any Takeover Laws applicable to any Parent Group Entity do not, and will not, apply to this Agreement or the other Transaction Agreements or the consummation of the Transactions or the transactions contemplated by the other Transaction Agreements.

Section 4.3                                   Non-Contravention.  The execution, delivery, and performance by the Parent Parties of this Agreement and the other Transaction Agreements to which any Parent Party is a party, and the consummation by the Parent Parties of the Transactions and the transactions contemplated by such other Transaction Agreements, does not and will not: (a) subject to obtaining the Parent Unitholder Approval, violate, conflict with, result in any breach of, or require the consent of any Person under any provision of the Organizational Documents of any Parent Group Entity; (b) conflict with or violate any applicable Law; (c) conflict with, result in a breach of, constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give rise to any right of termination, cancellation, suspension, or amendment under (whether with notice or lapse of time or both), or require any consent, authorization, or approval under, any of the terms, conditions, or provisions of any Contract to which any Parent Group Entity is a party or by which any property or asset of any Parent Group Entity is bound or affected; or (d) constitute (whether with notice or lapse of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any Parent Group Entity, except, in the cases of clauses (b), (c) and (d), for those items which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4                                   Consents.  No notice to or consent, approval, license, permit, order, or authorization of any Governmental Authority or other Person is required to be obtained or made by any Parent Party in connection with the execution, delivery, and performance of this Agreement and the other Transaction Agreements to which such Parent Party is a party, or the consummation of the Transactions and the transactions contemplated by the other Transaction Agreements, except (a) the filing of the Registration Statement, including the Proxy/Information Statement constituting a part thereof, with the SEC, (b) such filings as may be required under applicable state and federal securities Laws, (c) the filing of a Notification and Report Form pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder and any other filings required under the HSR Act, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (e) such notices, consents, approvals, licenses, permits, orders, or authorizations as have been waived or obtained or with respect to which the time for asserting such right has expired or (f) for those notices, consents, approvals, licenses, permits, orders, or authorizations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders, or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 4.5                                   Capitalization.

(a)                                 Capitalization of Parent.

(i)                                     As of September 30, 2018, there were issued and outstanding (A) 181,294,450 Parent Common Units, (B) the non-economic management interest in Parent held by Parent Managing Member (the “Parent Managing Member Interest”), (C) 2,463,553 Parent Restricted Incentive Units (assuming, for purposes of this Section 4.5(a)(i), that any vesting and payout thereof would correspond with the attainment of the target performance level (as described in the applicable award agreements that relate to such Parent Performance Units)), and (D) 418,149 Parent Performance Units. As of September 30, 2018, there were 6,725,275 Parent Common Units remaining available with respect to which additional awards may be granted under the Parent Long-Term Incentive Plan (assuming, for purposes of this Section 4.5(a)(i), that any vesting and payout of the Parent Performance Units described in clause (D) above would correspond with the attainment of the target performance level (as described in the applicable award agreements that relate to such Parent Performance Units)).  All of such Parent Common Units, and the limited liability company interests represented thereby, have been duly authorized and validly issued in accordance with the Parent Operating Agreement and are fully paid (to the extent required under the Parent Operating Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). The Parent Managing Member Interest has been duly authorized and validly issued in accordance with the Partnership Agreement.

(ii)                                  Except (x) as set forth above in this Section 4.5(a), and (y) for the vesting and/or settlement, or the acceleration of the vesting and/or settlement, of Parent Restricted Incentive Units and Parent Performance Units set forth above in this Section 4.5(a), there are (A) no authorized or outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or otherwise) to purchase or otherwise acquire from Parent any limited liability company interests of Parent, (B) no commitments on the part of Parent to issue limited liability company interests, subscriptions, warrants, options, convertible securities, or other similar rights, and (C) no limited liability company interests of Parent reserved for issuance for any such purpose. Parent has no obligation (contingent or other) to purchase, redeem, or otherwise acquire any of its limited liability company interests. Except as set forth in this Agreement, GIP Support Agreement, or the Parent Operating Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, or proxy relating to any limited liability company interests of Parent.

(b)                                 Capitalization of Merger Sub.  As of the Execution Date, the only issued and outstanding limited liability company interest of Merger Sub is the Merger Sub Membership Interest. The limited liability company interest represented by the Merger Sub Membership Interest has been duly authorized and validly issued in accordance with the Organizational Documents of Merger Sub and are fully paid (to the extent required under the Organizational Documents of Merger Sub) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). Except as set forth above in this Section 4.5(b), there are (a) no authorized or outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or otherwise) to purchase or otherwise acquire from Merger Sub any limited liability company interests of Merger Sub, (b) no commitments on the part of Merger Sub to issue limited liability company interests, subscriptions, warrants, options, convertible securities, or other similar rights, and (c) no limited liability company interests of Merger Sub reserved for issuance for any such purpose. Merger Sub has no obligation (contingent or other) to purchase, redeem, or otherwise acquire any of its limited liability company interests. Except for the Organizational Documents of Merger Sub and this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, or proxy relating to any limited liability company interests of Merger Sub.

(c)                                  Ownership of the Parent Managing Member Interest.  As of the Execution Date, the Parent Managing Member owns, beneficially and of record, the Parent Managing Member Interest. The Parent Managing Member owns no Equity Interests in any other Person other than the Parent Managing Member Interest.

Section 4.6                                   Issuance of Parent Common Units.

(a)                                 (i) The issuance by Parent of the Parent Common Units to be issued in connection with the Merger pursuant to this Agreement, and the limited liability company interests represented thereby, as of the Closing, will have been duly authorized by or on behalf of Parent pursuant to the Parent Operating Agreement; (ii) such Parent Common Units, when issued and delivered at the Closing in accordance with the terms of this Agreement and the Parent Operating Agreement, will be validly issued, fully paid (to the extent required by the Parent Operating Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA); and (iii) such Parent Common Units will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Parent Operating Agreement, the DLLCA, and applicable state and federal securities Laws.

(b)                                 On the Closing Date, the Parent Common Units to be issued in connection with the Merger will have those rights, preferences, privileges and restrictions governing the Parent Common Units as set forth in the Parent Operating Agreement.

Section 4.7                                   Compliance with Laws.  Except for Tax matters, Laws relating to employee benefits matters, employment, and labor matters, and Laws relating to regulatory matters, which are the subject of Section 4.14, Section 4.15 and Section 4.16, respectively, each Parent Group Entity is in compliance with all applicable Laws, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8                                   Parent SEC Documents; Financial Statements.

(a)                                 Parent has furnished or filed all reports, schedules, forms, statements, certifications and other documents (including exhibits, amendments and supplements thereto) required to be furnished or filed by it with the SEC since December 31, 2017 (such reports, schedules, forms, statements, certifications and other documents filed since December 31, 2017 and prior to the Execution Date, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents.

(b)                                 The audited and unaudited consolidated financial statements (including any related notes thereto) included in the Parent SEC Documents have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent Group Entities at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(c)                                  Parent maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial officer of Parent by others within those entities; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

Section 4.9                                   Undisclosed Liabilities.  Except as set forth in the Parent SEC Documents, there are no liabilities or obligations of any Parent Group Entity of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative, or permitting agency proceedings, or arising under contract, or otherwise, other than those liabilities and/or obligations (or such facts and circumstances) (i) incidental to the existence and status of any such Parent Group Entity as a corporation or limited liability company, as applicable, under the applicable Laws of its state of organization, such as annual fees owed to such state and fees owed to any registered agent, or (ii) which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10                            Absence of Certain Changes.  Except as expressly contemplated by this Agreement, since December 31, 2017, (a) through the Execution Date, the Parent Group Entities have operated their respective businesses only in the ordinary course of business in all material respects and consistent with past practice (except as contemplated by this Agreement) and (b) there has been no Parent Material Adverse Effect.

Section 4.11                            Title to Assets.

(a)                                 As of the Execution Date:

(i)                                     Parent owns, beneficially and of record, (A) 100% of the issued and outstanding capital stock of EnLink Midstream, Inc., a Delaware corporation (“EMI”), (B) 100% of the issued and outstanding capital stock of Acacia Natural Gas Corp I, Inc. (“Acacia”), and (C) 100% of the issued and outstanding membership interests in Merger Sub.

(ii)                                  EMI owns, beneficially and of record, (A) 20,280,252 Partnership Common Units, (B) the General Partner Membership Interest and (C) a 16.1% limited liability company interest in EnLink Oklahoma Gas Processing, LP, a Delaware limited partnership (“EnLink Oklahoma Gas”).

(iii)                               Acacia owns, beneficially and of record, 68,248,199 Partnership Common Units.

Except as set forth in this Section 4.11(a), neither the Parent, EMI, nor Acacia (i) directly or indirectly owns any Equity Interests in any other Person (other than the Partnership Group Entities) or (ii) has any material assets or material operations.

(b)                                 All of the capital stock, limited liability company interests or partnership interests, as applicable, of each Parent Subsidiary owned, directly or indirectly, by Parent, have been duly authorized and validly issued in accordance with the Organizational Documents of such Parent Subsidiary, and are fully paid (to the extent required under the Organizational Documents of such Parent Subsidiary) and nonassessable (except (x) in the case of a limited liability company interest in a Delaware limited liability company, as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, and (y) in the case of a limited partner interest in a Delaware limited partnership, as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(c)                                  Except as set forth in the Organizational Documents of the applicable Parent Subsidiary or pursuant to applicable federal or state securities Laws, (A) there are (1) no authorized or outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or otherwise) to purchase or otherwise acquire from any Parent Subsidiary any capital stock, limited liability company interests, or partnership interests, as applicable, of such Parent Subsidiary, (2) no commitments on the part of any Parent Subsidiary to issue capital stock, limited liability company interests, or partnership interests, as applicable, subscriptions, warrants, options, convertible securities, or other similar rights, and (3) no capital stock, limited liability company interests, or partnership interests, as applicable, of any Parent Subsidiary reserved for issuance for any such purpose; (B) no Parent Subsidiary has any obligation (contingent or other) to purchase, redeem, or otherwise acquire any of its capital stock, limited liability company interests, or partnership interests, as applicable; and (C) there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, or proxy relating to any capital stock, limited liability company interests, or partnership interests, as applicable, of any Parent Subsidiary.

(d)                                 Merger Sub was formed solely for the purpose of engaging in the Merger and the other Transactions. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

Section 4.12                            Material Contracts.

(a)                                 Except for this Agreement or as publicly filed or furnished with the SEC prior to the Execution Date, none of the Parent Group Entities is a party to or bound by, as of the Execution Date, any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to Parent (other than any Partnership Material Contract) (each Contract described in this Section 4.12(a), a “Parent Material Contract”).

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, with respect to each Parent Group Entity: (i) each Parent Material Contract to which such Parent Group Entity is a party is legal, valid, and binding on and enforceable against such entity, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity), and in full force and effect; (ii) each Parent Material Contract to which such Parent Group Entity is a party will continue to be legal, valid, and binding on and enforceable against such entity, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity), and in full force and effect on identical terms following the consummation of the Transactions and the transactions contemplated by the other Transaction Agreements; (iii) such Parent Group Entity that is a party to each Parent Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by such Parent Group Entity, or permit the cancellation, termination, modification, amendment, acceleration, or suspension of such Partnership Material Contract; and (iv) to the Knowledge of such Parent Group Entity, no other party to any Parent Material Contract is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by such other party, or permit the cancellation, termination, modification, amendment, acceleration, or suspension of such Parent Material Contract nor has any other party repudiated any provision of such Parent Material Contract.

Section 4.13                            Legal Proceedings.  Except with respect to Proceedings arising with respect to Tax matters which are the subject of Section 4.14, there are no Proceedings pending or, to the Knowledge of Parent, threatened against the Parent Group Entities, except such Proceedings as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.14                            Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)                                 All Tax Returns required to be filed with respect to each of the Parent Group Entities have been filed and all Tax Returns of each of the Parent Group Entities are complete and correct in all material respects and all Taxes due relating to each of the Parent Group Entities have been paid in full. There is no claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any Parent Group Entity for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to any of the Parent Group Entities.

(b)                                 No Tax audits or administrative or judicial Proceedings are being conducted or are pending with respect to any of the Parent Group Entities.

(c)                                  All Taxes required to be withheld, collected or deposited by or with respect to each of the Parent Group Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d)                                 There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for payment or assessment of any Tax of, or any Taxes associated with the ownership or operation of the assets of, any Parent Group Entity.

(e)                                  None of the Parent Group Entities has engaged in a transaction that would be reportable by or with respect to any Parent Group Entity pursuant to Treasury Regulation Section 1.6011-4 or any predecessor thereto.

(f)                                   There are no Liens on any of the assets of any Parent Group Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(g)                                  None of the Parent Group Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the Execution Date or in a distribution which could otherwise constitute part of a “plan” or series of related “transactions” (with the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

Section 4.15                            Employee Benefits; Employment and Labor Matters.

(a)                                 Except for matters that would not reasonably be expected to have a Parent Material Adverse Effect:

(i)                                     each Parent Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code, and all other applicable Laws and the terms of all applicable collective bargaining agreements;

(ii)                                  there do not now exist, nor do any circumstances exist that could result in, any liabilities under or arising with respect to (A) Title IV of ERISA, (B) Section 302 of ERISA, or (C) Sections 412 and 4971 of the Code; and

(iii)                               as to any Parent Benefit Plan intended to be qualified under Section 401 of the Code, such Plan has received a favorable determination letter, advisory letter, or opinion letter, as applicable, from the IRS to such effect and, to the Knowledge of Parent, no fact, circumstance, or event has occurred or exists since the date of such letter that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan.

(b)                                 Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither the consummation of the Transactions nor the consummation of the transactions contemplated by the other Transaction Agreements will result in a nondeductible expense of Parent or any of its Affiliates under Section 280G of the Code. Further, no gross-up tax payment shall be owed or made by Parent or any of its Affiliates with respect to any tax payment due under Section 4999 of the Code as a result of the Transactions or the transactions contemplated by the other Transaction Agreements.

(c)                                  Neither the execution and delivery of this Agreement or any other Transaction Agreement to which Parent or any of its Affiliates is a party nor the consummation of the Transactions or the transactions contemplated by the other Transaction Agreements will (i) result in any payment (including severance, unemployment compensation, retention, parachute, bonus, or otherwise) becoming due to any officer, director, employee, or consultant of any Parent Group Entity or Affiliate thereof; (ii) materially increase any benefits otherwise payable by any Parent Group Entity or Affiliate thereof; or (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits.

(d)                                 Except as would not reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Group Entities (i) is in compliance with all applicable Laws regarding labor and employment, including all Laws relating to employment discrimination, labor relations, payment of wages and overtime, leaves of absence, employment tax and social security, classification of employees and independent contractors, occupational health and safety, data privacy, and immigration; (ii) is not subject to any material disputes or audits pending, or, to the Knowledge of Parent, threatened, by any of its prospective, current, or former employees, independent contractors, or any Governmental Authority relating to the engagement of employees or independent contractors by any Parent Group Entity or related to any Parent Benefit Plan (except for routine undisputed claims for benefits); and (iii) is not subject to any material judgment, order, or decree with or relating to any present or former employee, independent contractor, or any Governmental Authority relating to claims of discrimination, wage, or hour practices, or other claims in respect to employment or labor practices and policies.

(e)                                  Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) none of the Parent Group Entities is a party to or bound by or negotiating any collective bargaining agreement or other agreement with any labor union, nor has any of them experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past two years, and (ii) to the Knowledge of Parent, there are no current union representation questions or petitions or organizing campaigns involving employees of any Parent Group Entity.

Section 4.16                            Regulatory Matters.  No Parent Group Entity is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.17                            Required Vote of the Parent Unitholders.  The affirmative vote or written consent of at least a majority of the votes cast on the Parent Unit Issuance (the “Parent Unitholder Approval”) is the only vote or approval of holders of Equity Interests in Parent necessary in connection with the Transactions.

Section 4.18                            Brokers’ Fee.  Except as set forth on Schedule 4.18 of the Parent Disclosure Letter, no broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent Parties.

Section 4.19                            Opinion of Financial Advisor.  The Parent Conflicts Committee has received the opinion of Barclays Capital Inc. (the “Parent Financial Advisor”) to the effect that, as of the Execution Date and based upon and subject to the qualifications and assumptions set forth therein, from a financial point of view, the Exchange Ratio to be paid by Parent in the Merger is fair to Parent (the “Parent Fairness Opinion”). Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion in the Registration Statement, including the joint Proxy/Information Statement constituting a part thereof.

Section 4.20                            Waivers and Disclaimers.  ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT NOTWITHSTANDING, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARENT PARTIES IN THIS AGREEMENT, SUCH PARTIES HAVE NOT MADE, AND DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT.

ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS,
RIGHTS AND OBLIGATIONS

Section 5.1                                   Conduct of Business.

(a)                                 Conduct of the Partnership.  Except (x) as provided in this Agreement or any Partnership Material Contract in effect as of the Execution Date, (y) as required by applicable Law, or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed, or conditioned), during the period from the Execution Date to the Effective Time, (i) the General Partner shall cause the Partnership to, and cause each

Partnership Group Entity to, conduct its business in the ordinary course consistent with past practice, and (ii) the General Partner shall not, and shall not permit the Partnership to, take any action to cause the amendment of the Partnership Agreement or the General Partner LLC Agreement, in each case, to the extent that any such change or amendment would reasonably be expected to (A) prohibit, prevent or materially hinder, impede, or delay the ability of the Parties to satisfy any conditions to, or the consummation of, the Transactions, or (B) adversely impact the Holders of Partnership Public Units in any material respect.

(b)                                 Conduct of Parent. Except (x) as provided in this Agreement, any Parent Material Contract, or any Partnership Material Contract in effect as of the Execution Date, (y) as required by applicable Law, or (z) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date to the Effective Time, the Parent shall, and shall cause each Parent Group Entity to, conduct its business in the ordinary course consistent with past practice. Additionally, without limiting the generality of the foregoing, except (x) as provided in this Agreement, any Parent Material Contract, or any Partnership Material Contract in effect as of the Execution Date, (y) as required by applicable Law, or (z) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date to the Effective Time, Parent shall not, and shall not permit any Parent Group Entity to:

(i)                                     amend Parent’s certificate of formation or the Parent Operating Agreement (whether by merger, consolidation, conversion, or otherwise) in any manner;

(ii)                                  declare, authorize, set aside, or pay any distribution payable in cash, Equity Interests, or property in respect of any Parent Common Units, other than (A) regular quarterly cash distributions in respect of the Parent Common Units in the ordinary course of business and (B) distributions with a record date after the Effective Time;

(iii)                               merge, consolidate, or enter into any other business combination transaction or agreement with any Person;

(iv)                              solely with respect to Parent, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, or a plan or agreement of reorganization under any bankruptcy or similar Law or effect any other similar transaction;

(v)                                 split, combine, divide, subdivide, reverse split, reclassify, recapitalize, or effect any other similar transaction with respect to any of Parent’s Equity Interests;

(vi)                              issue, deliver, or sell any Equity Interests of Parent for cash; provided, however, that this Section 5.1(b)(vi) shall not restrict or limit the ability of Parent to make equity-based grants to its employees, officers, and directors pursuant to its employee benefit plans; and provided, further, that nothing in this Section 5.1(b)(vi) shall be deemed to restrict the vesting, settlement, and/or payment, or the acceleration of the vesting, settlement, and/or payment, of any awards in respect of Parent Common Units or other equity-based awards in accordance with the terms of any existing equity-based, bonus, incentive, performance, or other compensation plan or arrangement or employee benefit plan (including, without limitation, in connection with any equity-based award holder’s termination of service);

(vii)                           waive, release, assign, settle, or compromise any Proceedings seeking damages or an injunction or other equitable relief where such waivers, releases, assignments, settlements, or compromises would, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

(viii)                        (A) agree, in writing or otherwise, to take any of the foregoing actions, or (B) take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, or acquisition, in each case, that would reasonably be expected to prohibit, prevent, or materially hinder, impede, or delay the ability of the Parties to satisfy any of the conditions to, or the consummation of, the Transactions.

Section 5.2                                   Access to Information; Confidentiality.

(a)                                 Access to Information. Upon reasonable notice, from the Execution Date to the Closing Date, each Party shall, and shall cause its Subsidiaries to, (i) afford the other Parties and their respective Representatives, reasonable access, during normal business hours, to all of its properties, books, Contracts, commitments, and records and to its Representatives and (ii) if applicable, furnish promptly to each other Party (A) a copy of each material report, schedule, and other document filed by it pursuant to the requirements of applicable federal or state securities Laws (other than reports or documents such Party and its Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (B) all other information concerning the business, properties, and personnel of such Party as such other Party may reasonably request. No Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty, or binding agreement entered into prior to the date of this Agreement. The Parties shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions referred to in the preceding sentence apply.

(b)                                 Confidentiality. Each Party agrees that it (i) shall not use any information obtained pursuant to this Section 5.2 or Section 5.5 for any purpose unrelated to (A) the consummation of the Merger and the other Transactions or (B) the matters contemplated by Section 5.5, in accordance with the terms thereof, and (ii) shall hold all information and documents obtained pursuant to this Section 5.2 and Section 5.5 in confidence; provided, however, the foregoing restrictions shall not apply to any information obtained pursuant to this Section 5.2 or Section 5.5 which such Party was, prior to the Execution Date, entitled to receive pursuant to applicable Law or any Contract other than this Agreement. No investigation by any Party of the business and affairs of another Party shall affect, or be deemed to modify or waive, any representation, warranty, covenant, or other agreement in this Agreement, or the conditions to any Party’s obligation to consummate the Merger and the other Transactions.

Section 5.3                                   Registration Statement.

(a)                                 Preparation of the Registration Statement.  Each of the Parties agrees to cooperate in the preparation of the registration statement on Form S-4 to be filed with the SEC by Parent with respect to the issuance of Parent Common Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”), including a joint proxy statement/information statement of the Partnership and Parent, other proxy solicitation materials of the Partnership, and prospectus of Parent constituting a part thereof (the “Proxy/Information Statement”), and all related documents. Provided each of the other Parties has cooperated in the preparation of the Registration Statement as provided in this Section 5.3(a), Parent shall use its reasonable best efforts to file the Registration Statement with the SEC as promptly as reasonably practicable following the Execution Date. Each of Parent and the Partnership shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof, and to maintain the Registration Statement in effect until the earlier of the consummation of the Transactions or the termination of this Agreement in accordance with Article VII. Each of the Parties also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to consummate the Transactions; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. Each of the Parties agrees to furnish to the other Parties all information concerning the Partnership Group Entities or the Parent Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.  No filing of, or amendment or supplement to, the Registration Statement or the joint Proxy/Information Statement will be made by Parent or the Partnership, in each case, without providing the other Parties a reasonable opportunity to review and comment thereon.

(b)                                 Information Supplied. Each of the Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement, including the joint Proxy/Information Statement constituting a part thereof, will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the joint Proxy/Information Statement constituting a part of the Registration Statement, and any amendment or supplement thereto, will, at the date such joint Proxy/Information Statement is mailed to the Holders of Partnership Voting Units and the Holders of Parent Common Units, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement, including the joint Proxy/Information Statement constituting a part thereof, to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the other Parties of such information and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement, including the joint Proxy/Information Statement constituting a part thereof, as applicable.

(c)                                  SEC Correspondence. Each of Parent and the Partnership shall (i) promptly notify the other Party of receipt of any comments from the SEC or its staff regarding, and any requests by the SEC or its staff for amendments or supplements to or additional information regarding, the Registration Statement and (ii) promptly supply the other Party with copies of all correspondence between such Party and its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto. Parent and the Partnership shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Registration Statement as promptly as practicable following receipt thereof from the SEC or its staff.

(d)                                 Distribution of Proxy/Information Statement.  As promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) the Partnership shall distribute, or cause the distribution of, the joint Proxy/Information Statement to the Holders of Partnership Voting Units and (ii) Parent shall distribute, or cause the distribution of, the joint Proxy/Information Statement to the Holders of Parent Common Units.

(e)                                  Registration of Parent Common Units for Parent Replacement Awards and Rollover Units.  On the Closing Date, Parent shall use reasonable best efforts to register the issuance of (i) such number of Parent Common Units equal to the number of Parent Common Units that may be available for delivery, if at all, under the Partnership Long-Term Incentive Plan under the Parent Replacement Awards from and after the Effective Time; and (ii) such number of Parent Common Units equal to the number of Rollover Units that may be available for awards under the Parent Long-Term Incentive Plan from and after the Effective Time. Parent shall use its reasonable best efforts to file with the SEC one or more registration statements on Form S-8 or one or more post-effective amendments to any Form S-8 that Parent has filed with the SEC (or any successor form, or if Form S-8 is not available, other appropriate forms, including Form S-3), in each case, in order to register the issuance of such Parent Common Units. Parent shall use its reasonable best efforts to maintain in effect any such registration statement, including any related prospectus or prospectuses, for so long as such Parent Replacement Awards continue to be outstanding and such Rollover Units remain available for awards under the Parent Long-Term Incentive Plan.

Section 5.4                                   Partnership Unitholder Meeting.

(a)                                 Partnership Unitholder Meeting. Subject to the terms and conditions of this Agreement, the General Partner shall take, for and on behalf of the Partnership, in accordance with the Partnership Agreement, applicable Law and NYSE rules, and as soon as practicable following the Execution Date, all action necessary to call, set a record date for, give notice of, hold, and convene an appropriate meeting of the holders of Partnership Voting Units to consider and vote upon the approval of this Agreement (including any adjournment or postponement, the “Partnership Unitholder Meeting”).

(b)                                 General Partner Recommendation. Subject to Section 5.5(b), the General Partner Board and the Partnership Conflicts Committee shall recommend approval of this Agreement to the Holders of Partnership Voting Units (the “General Partner Recommendation”) and shall not (i) withdraw, modify, or qualify, or propose publicly to withdraw, modify, or qualify, in a manner adverse to Parent, the General Partner Recommendation, (ii) if any Acquisition Proposal has been made public, fail to issue a press release recommending against such Acquisition Proposal and reaffirming the General Partner Recommendation, if requested by Parent in writing, within the earlier of (x) five Business Days after such written request and (y) two Business days before the Partnership Unitholder Meeting; provided, however, that Parent may only make such request once with respect to a particular Acquisition Proposal unless such Acquisition Proposal is materially modified, in which case Parent may make such request once with respect to each such material modification, (iii) fail to announce publicly, within ten Business Days after a tender offer or exchange offer relating to any securities of the Partnership has been commenced, that the General Partner Board and the Partnership Conflicts Committee recommend rejection of such tender or exchange offer, (iv) fail to include such General Partner Recommendation in the joint Proxy/Information Statement, or (v) resolve or publicly propose to do any of the foregoing (any such action, a “Recommendation Change”). Unless the General Partner Board and the Partnership Conflicts Committee shall have made a Recommendation Change pursuant to Section 5.5, the General Partner shall use reasonable best efforts to obtain from the holders of Partnership Voting Units the Partnership Unitholder Approval. Anything to the contrary in this Agreement notwithstanding, the General Partner may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (B) in the absence of quorum, or (C) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Partnership Voting Units prior to the Partnership Unitholder Meeting; provided, however, that in each case, without the prior written consent of Parent, the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting for more than ten Business Days later than the most recently adjourned meeting or to a date after the date that is two Business Days prior to the Termination Date. Anything to the contrary in this Agreement notwithstanding, unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement for approval at the Partnership Unitholder Meeting even if the General Partner Board and the Partnership Conflicts Committee shall have effected a Recommendation Change.

Section 5.5                                   Acquisition Proposals; Recommendation Change.

(a)                                 Acquisition Proposals.

(i)                                     The General Partner shall, and shall cause the Partnership and its Subsidiaries to, and shall use its reasonable best efforts, and cause the Partnership and its Subsidiaries to use their reasonable best efforts to, cause their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal and immediately prohibit any access by any Person (other than the Parent Group Entities and their respective Representatives) to any confidential information relating to an Acquisition Proposal. The General Partner shall not, and shall cause the Partnership and its Subsidiaries not to, and shall use its reasonable best efforts to, and cause the Partnership and its Subsidiaries to use their reasonable best efforts to, cause their respective Representatives not to, directly or indirectly, (A) initiate, solicit, or knowingly encourage or knowingly facilitate, the submission of any Acquisition Proposal or any inquiries or proposals that could reasonably be expected to lead to an Acquisition Proposal, (B) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information regarding, the Partnership in connection with any Acquisition Proposal, (C) approve, endorse, recommend, or enter into any confidentiality agreement, letter of intent, option agreement, agreement in principle, or other agreement or contract, whether written or oral, with any Person (other than a Parent Group Entity) concerning an Acquisition Proposal (except in compliance with Section 5.5(a)(ii)), (D) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver, or request under, any standstill, confidentiality, or similar contract entered into in compliance with Section 5.5(a)(ii) by the General Partner or one or more Partnership Group Entities in respect of or in contemplation of an Acquisition Proposal, (E) take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by any Acquisition Proposal, or (F) resolve or publicly propose or announce to do any of the foregoing; provided, however, that to the extent any such action or failure to act was taken or committed solely (x) by Parent or its Affiliates or its Representatives acting solely on behalf of, or solely at the direction of, Parent, or (y) by the General Partner or the Partnership at the direction of Parent or its Affiliates or its Representatives acting solely on behalf of, or solely at the direction of, Parent, such action or failure to act shall not constitute a violation or breach of this Section 5.5(a) by the Partnership or the General Partner.

(ii)                                  If the General Partner, any Partnership Group Entity, or any of their respective Representatives receives a Bona Fide Acquisition Proposal, the General Partner shall, or shall cause such Person, as applicable, to, promptly deliver such Bona Fide Acquisition Proposal to the General Partner Board and the Partnership Conflicts Committee. Anything to the contrary in Section 5.5(a)(i) notwithstanding, prior to obtaining Partnership Unitholder Approval, the General Partner, for and on behalf of the Partnership, may furnish any information to and enter into or participate in discussions or negotiations with, any Person that makes a Bona Fide Acquisition Proposal (such Person making such a proposal, a “Receiving Party”), if (A) the General Partner Board and the Partnership Conflicts Committee, after consultation with their respective outside legal counsel(s) and financial advisors, determine in good faith (1) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (2) that failure to permit the General Partner to furnish information to, or enter into or participate in discussions or negotiations with, such Receiving Party would be inconsistent with their respective duties to the holders of Partnership Units under applicable Law, as modified by the Partnership Agreement, (B) prior to the General Partner furnishing any non-public information or data pertaining to the Partnership or any of its Subsidiaries (the “Non-Public Information”) to such Receiving Party, (1) the Partnership receives from such Receiving Party an executed Confidentiality Agreement, (2) the Partnership furnishes a copy of such executed Confidentiality Agreement to Parent, and (3) the Partnership notifies Parent of the identity of such Receiving Party, and (C) such Bona Fide Acquisition Proposal was not the result of a breach of Section 5.5(a)(i).

(iii)                               The Partnership agrees that any breach of the restrictions or obligations set forth in this Section 5.5(a) by the General Partner Board or the Partnership

Conflicts Committee or, to the extent directed by the General Partner Board or the Partnership Conflicts Committee, as applicable, any of their respective Representatives, shall constitute a breach of this Section 5.5(a) by the Partnership, unless such Representative is also a Representative of Parent and is acting solely on behalf of, or at the direction of, Parent.

(iv)                              The General Partner, for and on behalf of the Partnership, shall, as promptly as practicable (and in any event within 24 hours of receipt) advise Parent orally and in writing if any proposal, offer, inquiry, or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry, or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry, or request). The Partnership shall thereafter keep Parent informed on a reasonably current basis of all material developments affecting the status and terms of any such proposals, offers, inquiries, or requests (and the Partnership shall promptly provide Parent with copies of any additional material written materials received by the Partnership or that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries, or requests) and of the status of any such discussions or negotiations.

(b)                                 Recommendation Change. Anything to the contrary in this Agreement notwithstanding, at any time prior to obtaining the Partnership Unitholder Approval, either or both of the General Partner Board (upon the recommendation of the Partnership Conflicts Committee) or the Partnership Conflicts Committee may make a Recommendation Change if, after consultation with its or their respective outside legal counsel(s) and financial advisor(s), the General Partner Board (upon the recommendation of the Partnership Conflicts Committee) and/or the Partnership Conflicts Committee (as the case may be) determines in good faith that the failure to make a Recommendation Change would be inconsistent with their respective duties to the holders of Partnership Units under applicable Law, as modified by the Partnership Agreement. Notwithstanding the foregoing, (x) no such Recommendation Change shall be made other than in response to (1) a Superior Proposal that did not result from a breach of this Section 5.5 or (2) an Intervening Event and (y) neither the General Partner Board nor the Partnership Conflicts Committee, as the case may be, shall be entitled to exercise its right to make a Recommendation Change pursuant to this Section 5.5(b) unless:

(i)                                     the General Partner Board or the Partnership Conflicts Committee (as the case may be) has provided prior written notice to Parent specifying in reasonable detail the reasons for making a Recommendation Change (including, in the case of a Superior Proposal, the material terms of such Superior Proposal, the identity of the Person making such Superior Proposal, and complete copies of any written proposal or offer (including proposed agreements), and in the case of an Intervening Event, a reasonably detailed description of such Intervening Event) at least four days in advance of its intention to take action with respect to a Recommendation Change, unless at the time such notice is required to be given there are less than four days prior to the Partnership Unitholder Meeting, in which case, the General Partner Board or the Partnership Conflicts Committee (as the case may be) shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)                                  during the Partnership Notice Period, the General Partner Board and/or the Partnership Conflicts Committee (as the case may be) has (A) negotiated with Parent and the Parent Conflicts Committee in good faith (to the extent Parent and the Parent Conflicts Committee desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Recommendation Change would not be inconsistent with the respective duties of the General Partner Board and the Partnership Conflicts Committee to holders of Partnership Unaffiliated Units under applicable Law, as modified by the Partnership Agreement, and (B) kept Parent and the Parent Conflicts Committee reasonably informed with respect to, (1) if such Recommendation Change is made in response to a Superior Proposal, the status and changes in the material terms and conditions of such Superior Proposal (it being understood that any change in the purchase price in such Superior Proposal shall be deemed a material amendment), and (2) if such Recommendation Change is made in response to an Intervening Event, any changes in circumstances related to such Intervening Event ; provided, however, that any material amendment to the terms of a Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.5 and a new Partnership Notice Period, except that such new Partnership Notice Period in connection with any material amendment shall be for two days from the time Parent receives such notice (as opposed to four days).

(c)                                  Nothing contained in this Agreement shall prevent the Partnership, the General Partner, the General Partner Board, or the Partnership Conflicts Committee from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal if the General Partner Board or the Partnership Conflicts Committee determines in good faith (after consultation with its outside legal counsel(s)) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided, however, that the General Partner Recommendation is expressly reaffirmed in any such communication unless a Recommendation Change has occurred in accordance with Section 5.5(b).

Section 5.6                                   Reasonable Best Efforts; Further Assurances.  From and after the Execution Date, but subject to Article VII, upon the terms and subject to the conditions hereof, each of the Parties shall use its reasonable best efforts to (a) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable and (b) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Transactions. Without limiting the foregoing but subject to the other terms of this Agreement, the Parties agree that, from time to time, whether before, at, or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction, or authorization as may be necessary to consummate and make effective the Transactions.

Section 5.7                                   Public Announcement.  On the Execution Date or prior to the commencement of trading of the Partnership Common Units and the Parent Common Units on

the Business Day following the Execution Date, the Partnership and Parent shall issue a joint press release with respect to the execution of this Agreement and the Transactions, which press release shall be reasonably satisfactory to the Partnership and Parent.  Except in connection with a Recommendation Change, if any, no Party shall issue any other press release or make any other public announcement concerning this Agreement or the Transactions (to the extent not previously issued or made in accordance with this Agreement) (other than as may be required by applicable Law or pursuant to the rules of the NYSE, in which event the Party making the public announcement or press release shall, to the extent practicable, notify the other Parties in advance of such public announcement or press release) without the prior approval of Parent, if such Party is a Partnership Party, or the Partnership, if such Party is a Parent Party, which approval shall not be unreasonably withheld, delayed or conditioned.

Section 5.8                                   Expenses.  Except as otherwise provided in Section 2.3(a), whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the Party incurring such expenses, except that Parent and the Partnership shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the joint Proxy/Information Statement constituting a part thereof and (b) the costs of printing and mailing of the joint Proxy/Information Statement, and Parent shall pay for any filing fees and other costs and expenses relating to the preparation and filing of any filing with a Governmental Authority required in connection with this Agreement and the Transactions, including any filings required under the HSR Act.

Section 5.9                                   Regulatory Issues.

(a)                                 The Parties shall cooperate fully with respect to any filing, submission or communication with a Governmental Authority having jurisdiction over the Transactions. Such cooperation shall include each of the Parties: (i) providing, in the case of oral communications with a Governmental Authority, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for each other Party to participate; (ii) providing, in the case of written communications, an opportunity for each other Party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Authority (including an additional request for information and documentary material), unless directed not to do so by any other Party. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

(b)                                 In furtherance and not in limitation of the foregoing, the Parties shall cooperate fully to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten Business Days after the Execution Date (unless a later date is mutually agreed to by the Parties) and (ii) supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.9(b) necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Termination Date).

Section 5.10                            Tax Matters.  For U.S. federal income tax purposes (and for purposes of any applicable state, local, or foreign Tax that follows the U.S. federal income tax treatment), the Parties agree to treat the Merger (a) with respect to Holders of Partnership Public Units, as a taxable sale of such Partnership Public Units to Parent and (b) with respect to Parent, as a purchase by Parent of such Partnership Public Units from the Holders thereof. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 5.11                            Listing of Parent Common Units.  Parent shall use its reasonable best efforts to cause the Parent Common Units to be issued as Merger Consideration pursuant to this Agreement to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time.

Section 5.12                            Termination of Trading and Deregistration of Partnership Common Units.  The Partnership shall cooperate with Parent, and shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law and rules of the NYSE to cause (a) the delisting of the Partnership Common Units on the NYSE and the termination of trading of the Partnership Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Partnership Common Units under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.13                            Distributions.  After the date of this Agreement and until the Effective Time, the General Partner shall (and the Parent shall, directly or indirectly, cause its Representatives on the General Partner Board to) determine, declare, and cause the Partnership to pay regular quarterly cash distributions on the Partnership Common Units for each quarter in accordance with the Partnership Agreement and in the ordinary course of business consistent with past practice, including with respect to the timing of record dates and payment dates; provided, however, that, subject to applicable Law, any such regular quarterly distribution shall not be less than $0.39 per Partnership Common Unit without the separate determination and approval of the Partnership Conflicts Committee. The General Partner shall (and the Parent shall, directly or indirectly, cause its Representatives on the General Partner Board to) designate the record date for the quarterly cash distribution related to the quarter immediately prior to the quarter in which the Closing occurs so that such record date precedes the Effective Time so as to permit the payment of such quarterly distribution to the Holders of the Partnership Common Units. From the Execution Date until the Effective Time, subject to the foregoing, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any distributions in respect of Parent Common Units and Partnership Common Units, and the record dates and payment dates relating thereto. It is the intention of the Parties that Holders of Partnership Public Units shall not receive, for any quarter, distributions in respect of both Partnership Public Units and Parent Common Units that they receive upon conversion thereof in the Merger, but that instead they shall receive, for any such quarter, either: (a) only distributions in respect of Partnership Public Units or (b) only distributions in respect of Parent Common Units that they receive upon conversion thereof in the Merger.

Section 5.14                            Section 16 Matters.  Prior to the Effective Time, the Partnership and Parent shall take all such steps as may be necessary or appropriate to cause the Transactions, including any dispositions of Partnership Common Units (including derivative securities with respect to such Partnership Common Units) or acquisitions of Parent Common Units (including derivative securities with respect to such Parent Common Units) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15                            Conflicts Committee.

(a)                                 Prior to the Effective Time, neither the General Partner nor any Partnership Group Entity is permitted to, without the consent of the Partnership Conflicts Committee, eliminate the Partnership Conflicts Committee, or revoke or diminish the authority of the Partnership Conflicts Committee, or remove or cause the removal of any director of the General Partner Board that is a member of the Partnership Conflicts Committee either as a member of such board or such committee. For the avoidance of doubt, this Section 5.15(a) shall not apply to the filling (in accordance with the provisions of the applicable Partnership Agreement and/or the General Partner LLC Agreement) of any vacancies caused by the death, incapacity, or resignation of any director.

(b)                                 Prior to the Effective Time, neither Parent Managing Member nor any Parent Group Entity is permitted to, without the consent of the Parent Conflicts Committee, eliminate the Parent Conflicts Committee, or revoke or diminish the authority of the Parent Conflicts Committee, or remove or cause the removal of any director of the Parent Board that is a member of the Parent Conflicts Committee either as a member of such board or such committee. For the avoidance of doubt, this Section 5.15(b) shall not apply to the filling (in accordance with the provisions of the applicable Parent Operating Agreement and/or the Organizational Documents of Parent Managing Member) of any vacancies caused by the death, incapacity, or resignation of any director.

Section 5.16                            Takeover Statutes.  No Party shall take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each Party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any rights plan adopted by such Party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 5.17                            Director Indemnification; Insurance.

(a)                                 From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent and the Surviving Entity shall, and shall cause the Partnership Group Entities to:

(i)                                     (A) indemnify and hold harmless each Partnership Indemnified Party against (1) any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses, and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing, and binding costs, as well as telecommunications, postage, and courier charges)) paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing to investigate, defend, be a witness in, or participate in, any Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the Transactions), including any Proceeding relating to a claim for indemnification or advancement brought by a Partnership Indemnified Party, and (2) judgments, fines, losses, claims, damages, or liabilities, penalties, and amounts paid in settlement (including all interest, assessments, and other charges paid or payable in connection therewith or in respect of any thereof) in connection with any actual or threatened Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the Transactions), and (B) upon receipt by Parent of an undertaking by or on behalf of such Partnership Indemnified Party to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Partnership Indemnified Party is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Partnership Indemnified Parties; and

(ii)                                  honor all rights to indemnification, advancement of expenses, elimination of liability, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the Transactions) now existing in favor of the Partnership Indemnified Parties as provided in the Organizational Documents of any Partnership Group Entity, under applicable Law, or otherwise, and shall ensure that the Organizational Documents of the Partnership and the General Partner (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability, and exculpation of their present and former directors than are set forth in the Organizational Documents of the Partnership and the General Partner as of the Execution Date.

Any right of a Partnership Indemnified Party pursuant to this Section 5.17(a) shall not be amended, repealed, terminated, or otherwise modified at any time in a manner that would adversely affect the rights of such Partnership Indemnified Party as provided herein, and shall be enforceable by such Partnership Indemnified Party and their respective heirs and representatives against Parent and its respective successors and assigns.

(b)                                 For a period of six years after the Effective Time, Parent or the Surviving Entity shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each Partnership Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the Partnership Group Entities (“D&O Insurance”), on terms substantially no less advantageous to the Partnership Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, at or prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted, or claimed before or after the Effective Time); provided, however, that Parent or the Surviving Entity, as applicable, shall not be required to pay an annual premium for the D&O Insurance for the Partnership Indemnified Parties in excess of 300% of the current annual premium currently paid by the Partnership Group Entities for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. Parent or the Surviving Entity shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the Partnership Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.17.

(c)                                  The provisions of this Section 5.17 shall survive the consummation of the Merger and the other Transactions for a period of six years and expressly are intended to benefit each of the Partnership Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.17 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any Partnership Indemnified Party under this Section 5.17 shall be in addition to any other rights such Partnership Indemnified Party may have under the Organizational Documents of any Partnership Group Entity or applicable Law.

(d)                                 In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.17.

Section 5.18                            Securityholder Litigation.  Each of Parent and the Partnership shall give the other the opportunity to participate in the defense or settlement of any securityholder litigation against any such Party and/or its officers and directors relating to this Agreement or the Transactions; provided that the Party subject to the litigation shall in any event control such defense and/or settlement (subject to Section 5.1(b)(vii)) and shall not be required to provide information if doing so would reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                                   Conditions to Each Party’s Obligations.  The obligation of the Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part (to the extent legally permissible), by all of the Parties in writing:

(a)                                 Partnership Unitholder Approval.  The Partnership Unitholder Approval shall have been obtained.

(b)                                 Parent Unitholder Consent.  The Parent Unitholder Approval shall remain in effect in the form of the Parent Written Consent, dated as of the Execution Date, in accordance with Section 13.11 of the Parent Operating Agreement and applicable Law and filed with the minutes of proceedings of Parent, and such Parent Unitholder Approval in the form of the Parent Written Consent shall not have been amended, modified, withdrawn, terminated, or revoked; provided, however, that this Section 6.1(b) shall not be deemed to imply that the Parent

Unitholder Approval or the Parent Written Consent is permitted by the Parent Operating Agreement or applicable Law to be amended, modified, withdrawn, terminated, or revoked following its execution by the Holders of the Parent Common Units.

(c)                                  Governmental Approvals. (i) Any waiting period (and any extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated and (ii) all filings required to be made prior to the Effective Time with, and all other consents, approvals, permits, and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority, in connection with the execution and delivery of this Agreement and the consummation of the Transactions, by the Parties or their Affiliates shall have been made or obtained, except where the failure to make such filings or obtain such consents, approvals, permits, and authorizations would not be reasonably likely to result in a Partnership Material Adverse Effect or Parent Material Adverse Effect.

(d)                                 No Actions. No order, decree, or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits, or makes illegal consummation of any of the Transactions, and no action, proceeding, or investigation by any Governmental Authority with respect to the Transactions shall be pending that seeks to restrain, enjoin, prohibit, delay, or make illegal the consummation of the Merger or the other Transactions or to impose any material restrictions or requirements thereon or on Parent or the Partnership with respect thereto.

(e)                                  Information Statement.  The joint Proxy/Information Statement shall have been distributed to Holders of Parent Common Units (in accordance with Regulation 14C promulgated under the Exchange Act) at least 20 calendar days prior to the Closing.

(f)                                   Registration Statement.  The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(g)                                  NYSE Listing.  The Parent Common Units to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2                                   Conditions to the Parent Parties’ Obligations.  The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

(a)                                 Representations and Warranties; Performance.

(i)                                     (A) The representations and warranties of the Partnership Parties contained in Section 3.2, Section 3.9(b), and Section 3.20 shall be true and correct in all respects, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date); (B) the representations and warranties of the Partnership Parties contained in Section 3.5(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date); and (C) all other representations and warranties of the Partnership Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), except, in the case of this clause (C), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(ii)                                  Each of the Partnership Parties shall have performed or complied in all material respects with all agreements and covenants required to be performed by it hereunder on or prior to the Closing Date.

(b)                                 Certificate. Parent shall have received a certificate signed by an executive officer of the General Partner, dated as of the Closing Date, certifying as to the matters set forth in Section 6.2(a).

(c)                                  Amended and Restated Partnership Agreement. The General Partner shall have executed and delivered the Amended and Restated Partnership Agreement, such Amended and Restated Partnership Agreement to be effective as of the Effective Time.

Section 6.3                                   Conditions to the Partnership Parties’ Obligations.  The obligation of the Partnership Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Partnership Parties (in their sole discretion):

(a)                                 Representations and Warranties; Performance.

(i)                                     (A) The representations and warranties of the Parent Parties contained in Section 4.2, Section 4.10(b), and Section 4.17 shall be true and correct in all respects, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date); (B) the representations and warranties of the Parent Parties contained in Section 4.5(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date); and (C) all other representations and warranties of the Parent Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), except, in the case of this clause (C), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(ii)                                  Each of the Parent Parties shall have performed or complied in all material respects with all agreements and covenants required to be performed by it hereunder on or prior to the Closing Date.

(b)                                 Certificate. The Partnership shall have received a certificate signed by an executive officer of Parent Managing Member, dated as of the Closing Date, certifying as to the matters set forth in Section 6.3(a).

(c)                                  Amended and Restated Parent Operating Agreement.  The Parent Managing Member shall have executed and delivered the Second Amended and Restated Operating Agreement of Parent, in the form attached hereto as Exhibit G (the “Amended and Restated Parent Operating Agreement”), such Amended and Restated Parent Operating Agreement to be effective as of the Effective Time.

Section 6.4                                   Frustration of Conditions.  None of Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII
TERMINATION

Section 7.1                                   Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of (i) the Partnership, duly authorized by the Partnership Conflicts Committee, and (ii) Parent, duly authorized by the Parent Board.

Section 7.2                                   Termination by the Partnership or Parent.  This Agreement may be terminated at any time prior to the Effective Time by the Partnership (subject to Section 8.6) or Parent (subject to Section 8.6) if:

(a)                                 Termination Date.  The Effective Time shall not have occurred on or before June 30, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available (i) to the Partnership if any Partnership Party fails to perform or observe in any material respect, or to Parent if any Parent Party fails to perform or observe in any material respect, any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) to any Party if any other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.4.

(b)                                 Order of Governmental Authority.  A Governmental Authority shall have issued an order, decree, or ruling or taken any other action (including the enactment of any Law) permanently restraining, enjoining, or otherwise prohibiting the Transactions and such order, decree, ruling, or other action (including the enactment of any Law) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.4, Section 5.6, and Section 5.9.

(c)                                  No Partnership Unitholder Approval.  The Partnership Unitholder Meeting shall have concluded, a vote upon the approval of this Agreement shall have been taken, and the Partnership Unitholder Approval shall not have been obtained.

Section 7.3                                   Termination by the Partnership.  This Agreement may be terminated at any time prior to the Effective Time by the Partnership (subject to Section 8.6) if:

(a)                                 Breach.  Any of the Parent Parties shall have breached or failed to perform any of their respective representations, warranties, covenants, or agreements set forth in this Agreement (or if any of their respective representations or warranties set forth in this Agreement shall have failed to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a)(i) or Section 6.3(a)(ii) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured by the breaching Party within 30 days following the receipt of written notice from any other Party of such breach; provided that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to the Partnership if, at such time, the condition set forth in Section 6.2(a)(i) or Section 6.2(a)(ii) cannot be satisfied (with or without the passage of time) or

(b)                                 Superior Proposal.  At any time prior to obtaining the Partnership Unitholder Approval, if the Partnership shall have received an Acquisition Proposal that, (i) constitutes a Superior Proposal and (ii) the General Partner Board (upon recommendation of the Partnership Conflicts Committee) or the Partnership Conflicts Committee determines in good faith, after consultation with its or their respective outside legal counsel(s) and financial advisor(s) that the failure to terminate this Agreement would be inconsistent with its or their respective duties to the holders of Partnership Unaffiliated Units under applicable Law; provided that the Partnership shall have complied in all material respects with the terms of this Agreement in connection therewith, including the requirements of Section 5.5 and shall have paid, or shall concurrently with termination pay, the Partnership Termination Fee in accordance with Section 7.6.

Section 7.4                                   Termination by Parent.  This Agreement may be terminated at any time prior to the Effective Time by Parent (subject to Section 8.6) if:

(a)                                 Recommendation Change.  A Recommendation Change shall have occurred and not been withdrawn; provided, however, that Parent may only terminate the Agreement pursuant to this Section 7.4(a) prior to the conclusion of the Partnership Unitholder Meeting at which a vote of the Holders of the Partnership Common Units is taken in accordance with this Agreement.

(b)                                 Breach.  Any of the Partnership Parties shall have breached or failed to perform any of their respective representations, warranties, covenants, or agreements set forth in this Agreement (or if any of their respective representations or warranties set forth in this Agreement shall have failed to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a)(i) or Section 6.2(a)(ii) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the breaching Party within 30 days following the receipt of written notice from any other Party of such breach; provided that the right to terminate this Agreement pursuant to this Section 7.4(b) shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a)(i) or Section 6.3(a)(ii) cannot be satisfied (with or without the passage of time).

Section 7.5                                   Effect of Certain Terminations.  In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given to each Party, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for Section 5.2(b), Section 5.8, this Section 7.5, Section 7.6, and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any Party and all rights and obligations of the Parties under this Agreement shall terminate, except for Section 5.2(b), Section 5.8, this Section 7.5, Section 7.6, and Article VIII, which shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any intentional or willful and material breach by such Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

Section 7.6                                   Termination Fees and Expenses.  Anything to the contrary in this Agreement notwithstanding:

(a)                                 Termination Fees.  The Partnership shall pay to Parent an amount equal to the Partnership Termination Fee in accordance with Section 7.6(c) if: (i) this Agreement is terminated by Parent pursuant to Section 7.4(a) (Recommendation Change); or (ii) this Agreement is terminated by the Partnership pursuant to Section 7.3(b) (Superior Proposal).

(b)                                 Expense Reimbursement.

(i)                                     The Partnership shall reimburse to Parent an amount equal to the Parent Reimbursement Amount if this Agreement is terminated (A) by Parent pursuant to Section 7.4(b) (Breach) or (B) by Parent or the Partnership pursuant to Section 7.2(c) (No Partnership Unitholder Approval) when prior to the Partnership Unitholder Meeting a Recommendation Change occurred.

(ii)                                  Parent shall reimburse to the Partnership an amount equal to the Partnership Reimbursement Amount if this Agreement is terminated by the Partnership pursuant to Section 7.3(a) (Breach).

(c)                                  Payment of Reimbursement.  Any payment or reimbursement required to be made pursuant to this Section 7.6 shall be made by wire transfer of immediately available funds to an account designated by the Party to be paid or reimbursed within three Business Days after the occurrence of the event triggering such payment or reimbursement.

(d)                                 Liquidated Damages.  The Parties acknowledge that the agreements contained in this Section 7.6 are an integral part of the Transactions, and that, without these agreements, none of the Parties would enter into this Agreement. The Parties acknowledge that the payment of the Partnership Termination Fee, the Parent Reimbursement Amount, or the Partnership Reimbursement Amount by a Party, if, as, and when required pursuant to this Section 7.6, shall not constitute a penalty but shall be liquidated damages, in a reasonable amount that will compensate the Party receiving such payment and its Affiliates party hereto (collectively, the “Payee”) in the circumstances in which it is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Subject to Section 8.4, the Parties agree that the payment of the Partnership Termination Fee, the Parent Reimbursement Amount, or the Partnership Reimbursement Amount, as applicable, by a Party shall constitute the sole and exclusive remedy of the Payee in respect of this Agreement and the Transactions, and the Party making such payment and its Affiliates party hereto shall have no further liability to the Payee of any kind in respect of this Agreement and the Transactions. The Parties further agree that (i) in no event shall the Partnership be required to pay the Partnership Termination Fee on more than one occasion and (ii) the amount of the Partnership Termination Fee payable by the Partnership pursuant to this Section 7.6 shall be reduced by the amount of the Parent Reimbursement Amount, if any, previously paid to the Parent.

(e)                                  For the avoidance of doubt, this Section 7.6 shall survive any termination of this Agreement.

Section 7.7                                   Survival.  None of the representations, warranties, agreements, covenants, or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except as expressly provided in this Agreement and except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                   Acknowledgements.  Each Party acknowledges that it has relied on the representations and warranties of the other Parties expressly and specifically set forth in this Agreement, including the Partnership Disclosure Schedule and the Parent Disclosure Schedule attached hereto. As further provided in Section 3.23 with respect to the Partnership Parties and Section 4.20 with respect to the Parent Parties, such representations and warranties constitute the sole and exclusive representations and warranties of the Parties in connection with the Transactions.  Each of the Parties represents and warrants that it is not relying upon, and will not rely upon, (a) any representation or warranty, expressed or implied, at law or in equity, oral or written, past or present, made by any Person in respect of the respective businesses, assets (including with respect to merchantability or fitness for any particular purpose of any assets), liabilities (including the nature and extent of any liabilities), operations (including the effective or success of any operations), prospects, or condition (financial or otherwise) of the other Parties hereto, or the accurateness or completeness of any confidential information memoranda, documents, projections, materials, or other information (financial or otherwise) regarding such other parties made available by the partnership parties in any “data rooms,” “virtual data rooms,” management presentations, or in any other form in expectation of, or in connection with, the Transactions or in respect of any other matter or thing whatsoever, and (b) any Person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties of such party set forth in this Agreement.

Section 8.2                                   Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to Parent Managing Member, Parent or Merger Sub, addressed to:

c/o EnLink Midstream Manager, LLC
1722 Routh Street, Suite 1300
Dallas, Texas 75201
Attention: General Counsel
Tel: (214) 953-9500
Fax: (214) 721-9299

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, Texas 75201
Attention:    Preston Bernhisel
                                                                   Joshua Davidson
Tel: (214) 953-6783
Fax: (214) 661-4783

Richards, Layton & Finger, PA
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention: Srinivas M. Raju
Tel: (302) 651-7748
Fax: (302) 651-7701

If to the General Partner or the Partnership, addressed to:

c/o EnLink Midstream GP, LLC
1722 Routh Street, Suite 1300
Dallas, Texas 75201
Attention: General Counsel
Tel: (214) 953-9500
Fax: (214) 721-9299

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Attention: Doug Rayburn

Tel: (214) 698-3342
Fax: (214) 571-2948

Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor

Wilmington, Delaware 19801
Attention: Thomas A. Mullen
Tel: (302) 984-6204
Fax: (302) 658-1192

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt.  Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 8.3                                   Governing Law; Venue; No Jury Trial.

(a)                                 This Agreement, and Proceedings of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, including Laws of the State of Delaware relating to applicable statutes of limitation, burdens of proof, and available remedies.

(b)                                 Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or the Transactions (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice, or document hand delivered or sent in accordance with Section 8.2 to such Party’s address set forth in Section 8.2 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the other Transaction Agreements or the Transactions or the transactions contemplated by the other Transaction Agreements in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Anything to the contrary in this Section 8.3(b) notwithstanding, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

(c)                                  Each Party agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708.

(d)                                 WITH RESPECT TO ANY PROCEEDING IN WHICH ANY CLAIM OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) ASSERTED BASED UPON, ARISING FROM, OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT, OR THE COURSE OF DEALING OR RELATIONSHIP AMONG THE PARTIES TO THIS AGREEMENT, INCLUDING THE NEGOTIATION, EXECUTION, AND PERFORMANCE OF THIS AGREEMENT, NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3.

Section 8.4                                   Specific Performance; Remedies.

(a)                                 The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with Section 8.3, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish, or post any bond or similar instrument in connection with, or as a condition to, obtaining any remedy referred to in this Section 8.4(a), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)                                 Without limiting the rights of the Parties under Section 7.6, the Parties agree that (i) no Party shall have any liability for monetary damages for any breach of this Agreement, or any inaccuracy in any representation or warranty made by such Party hereunder, except as provided in Section 7.6, and (ii) (A) the enforcement of this Agreement in accordance with Section 8.4(a) and (B) termination of this Agreement in accordance with Article VII and any receipt of any Partnership Termination Fee, Parent Reimbursement Amount, or Partnership Reimbursement Amount in connection therewith pursuant to Section 7.6 shall be the sole and exclusive remedies of the Parties for a breach of this Agreement or any inaccuracy in any representation or warranty made by a Party hereunder; provided, however, that nothing in this

Section 8.4(b) shall relieve any Party from any liability or damages for any failure to consummate the Transactions when required pursuant to this Agreement, any Willful Breach by such Party, or any fraudulent act or omission or willful misconduct of such Party. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any Party of any right or remedy that such Party may have at law or in equity based on any other Party’s failure to consummate the Transactions when required pursuant to this Agreement, any Willful Breach by such other Party, or any fraudulent act or omission or willful misconduct of such other Party, nor shall any such provisions limit, or be deemed to limit, (1) the amounts of recovery sought or awarded in any such claim for any such failure, Willful Breach, fraudulent conduct, or willful misconduct, (2) the time period during which a claim for any such failure, Willful Breach, fraudulent conduct, or willful misconduct may be brought, or (3) the recourse that any such Party may seek against another Party with respect to a claim for any such failure, Willful Breach, fraudulent conduct, or willful misconduct. Anything to the contrary in this Agreement notwithstanding, in no event shall a party be liable hereunder for (x) any remote, exemplary or punitive damages or (y) any special, consequential, incidental, or indirect damages or lost profits, except in the case of clause (y), to the extent any such damages or lost profits would otherwise be recoverable under applicable Law in an action for breach of contract.

Section 8.5                                   Entire Agreement.  This Agreement and the other Transaction Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 8.6                                   Amendment; Supplement; Extension of Time; Waiver; Etc.  Subject to compliance with applicable Law, prior to the Closing, any Party may (a) waive compliance by any other Party with any of the agreements contained herein, waive any of such Party’s conditions, or waive any inaccuracies in the representations and warranties of such Party, (b) agree to amend, modify, or supplement this Agreement at any time, which such amendment, modification, or supplement must be by an agreement in writing among the Parties, (c) extend the time for the performance of the obligations or acts of any other Party, or (d) make or grant any consent under this Agreement; provided, however, that, the Parent Board and the General Partner Board may not take or authorize any such action unless it has first referred such action to the Parent Conflicts Committee or Partnership Conflicts Committee, as applicable, for their consideration, and permitted the Parent Conflicts Committee or Partnership Conflicts Committee, as applicable, not less than two Business Days to make a recommendation to the Parent Board or the General Partner Board, as applicable, with respect thereto (for the avoidance of doubt, the Parent Board and the General Partner Board shall in no way be obligated to follow the recommendation of the Parent Conflicts Committee or Partnership Conflicts Committee, as applicable, and the Parent Board and the General Partner Board, as applicable, shall be permitted to take action following the expiration of such two business day period); provided, however, that in the event the Parent Board or the General Partner Board, as applicable, takes or authorizes any action under this Section 8.6 that is counter to any recommendation by the Parent Conflicts Committee or the Partnership Conflicts Committee, as applicable, then the Parent Conflicts Committee or the Partnership Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of “Special Approval” under Section 7.9(d) of the Parent Operating Agreement or Section 7.9(a) of the Partnership Agreement, as applicable; and provided, further, that following the Partnership Unitholder

Approval, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the Holders of Partnership Common Units without such approval.  Unless otherwise expressly set forth in this Agreement, whenever a determination or decision of Parent or the Parent Board or of the Partnership or the General Partner Board is required pursuant to this Agreement, such determination or decision must be authorized by the Parent Board or the General Partner Board, as applicable; provided, however, that the Parent Board and the General Partner Board may not take or authorize any such action unless it has first referred such action to the Parent Conflicts Committee or Partnership Conflicts Committee, as applicable, for their consideration, and permitted the Parent Conflicts Committee or Partnership Conflicts Committee, as applicable, not less than two Business Days to make a recommendation to the Parent Board or the General Partner Board, as applicable, with respect thereto (for the avoidance of doubt, the Parent Board and the General Partner Board shall in no way be obligated to follow the recommendation of the Parent Conflicts Committee or Partnership Conflicts Committee, as applicable, and the Parent Board or the General Partner Board, as applicable, shall be permitted to take action following the expiration of such two business day period). The foregoing provisions of this Section 8.6 notwithstanding, (i) no failure or delay by the Partnership, the General Partner, Parent Managing Member, Parent, or Merger Sub in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder and (ii) no waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Any agreement on the part of a Party to any extension, waiver, or consent hereunder shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.7                                   Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits, or obligations hereunder shall be assigned or transferred, by operation of law or otherwise. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns any rights, benefits, or obligations hereunder, except for (a) the rights of the Holders of Partnership Public Units to receive the Merger Consideration (as well as any distributions pursuant to Section 2.3(h)) after the Closing and (b) the rights of third parties under Section 5.17.

Section 8.8                                   Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible.

Section 8.9                                   Multiple Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.10                            Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, or affiliate of any Party or any of their respective Affiliates (unless such Affiliate is expressly a party hereto) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with, or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transactions; provided, however, that nothing in this Section 8.10 shall limit any liability of the Parties for breaches of the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

PARENT MANAGING MEMBER:

ENLINK MIDSTREAM MANAGER, LLC

By:	/s/ Michael J. Garberding
Michael J. Garberding
President and Chief Executive Officer

PARENT:

ENLINK MIDSTREAM, LLC

By:	EnLink Midstream Manager, LLC,
its Managing Member

By:	/s/ Michael J. Garberding
Michael J. Garberding
President and Chief Executive Officer

MERGER SUB:

NOLA MERGER SUB, LLC

By:	/s/ Michael J. Garberding
Michael J. Garberding
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

GENERAL PARTNER:

ENLINK MIDSTREAM GP, LLC

By:	/s/ Michael J. Garberding
Michael J. Garberding
President and Chief Executive Officer

PARTNERSHIP:

ENLINK MIDSTREAM PARTNERS, LP

By:	EnLink Midstream GP, LLC,
its General Partner

By:	/s/ Michael J. Garberding
Michael J. Garberding
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]